Exhibit (g)

HALF-YEARLY REVIEW 2014-15

NSW GOVERNMENT

18 December 2014

This statement is released in compliance with section 8 of the Public Finance and Audit Act 1983. This section requires the Treasurer by 31 December in each year, to publicly release a statement (the Half-Yearly Review) containing:

•	revised projections for the current financial year and an explanation of any significant variation in those revised projections from the original budget time projections

•	revised forward estimates, for major aggregates, over 3 years

•	the latest economic projections for the current financial year and an explanation of any significant variation from the budget time projections contained in the Budget Papers.

Section 8 also requires the Half-Yearly Review to be based on actual results as at the end of the previous October.

Also published with this statement are Uniform Presentation Framework (UPF) tables to meet Australian Loan Council reporting obligations.

Budget Paper No. 2 Budget Statement contains the full details of the 2014-15 Budget, as well as budget scope and other explanatory information. All financial statements presented are prepared in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.

Notes to using this report

The Budget year refers to 2014-15, while the forward estimates period refers to 2015-16, 2016-17 and 2017-18.

Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentage changes are based on unrounded estimates.

www.treasury.nsw.gov.au

2014-15 Half-Yearly Review

2014-15 Half-Yearly Review

Chart and Table List

2014-15 Half-Yearly Review

Chapter 1: Overview

The 2014-15 Half-Yearly Review provides an update to the State’s economic and fiscal position since the 2014-15 Budget and demonstrates the Government’s continued commitment to sound economic and financial management. It sets out the current economic and fiscal outlook for the State and describes material variations that have occurred since the 2014-15 Budget.

The Government’s economic and fiscal strategy continues to support the maintenance of the State’s triple-A credit rating, which ensures that State finances and services are sustainable over the long term. The Government’s strength in financial management was affirmed through the removal of the negative outlook on the State’s triple-A credit rating by Standard & Poor’s Ratings Services on 15 October 2014 and the affirmation of the triple-A rating by Moody’s Investors’ Service on 10 December 2014. Maintaining the rating ensures that New South Wales continues to have access to high quality, low cost debt markets.

1.1 Economic Outlook

The New South Wales economy is forecast to grow at a trend rate of 2 3⁄4 per cent in 2014-15 before accelerating to 3 per cent growth in 2015-16. While domestic demand within New South Wales remains forecast to grow at a strong 3 1⁄4 per cent, growth in Gross State Product (GSP) for 2014-15 has been revised down by  1⁄4 of a percentage point compared with Budget, reflecting weakness in the rest of Australia. Growth in New South Wales is anticipated to pick up in 2015-16, consistent with an expected improvement in momentum nationally.

Chart 1.1: State Final Demand

Supportive monetary policy and high population growth are expected to drive strong State Final Demand over the forecast period, led by ongoing solid household consumption growth, strength in dwelling and non-mining business investment, as well as high levels of public investment. The recent weakness in the labour market, together with slower-than-expected economic growth in 2013-14 and 2014-15, means the unemployment rate is expected to remain at around recent levels in the near term before trending lower through 2015-16, to average around 5 1⁄2 per cent rather than 5 1⁄4 per cent as expected at Budget.

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The national economic outlook has been revised lower relative to Budget due to the impacts of recent falls in commodity prices on the terms of trade and business investment. The consequent decline in national income growth is expected to weigh on NSW domestic demand and the labour market. Chapter 2 provides an overview of the revised economic forecasts for the New South Wales, national and global economies.

1.2 Fiscal Position and Outlook

The 2014-15 Half-Yearly Review projects a strong fiscal outlook for New South Wales, with surpluses estimated in 2014-15 and across the forward estimates. As shown in Chart 1.2, the revised forecast Budget Result for 2014-15 is a surplus of $272 million, a turnaround of $555 million on the $283 million deficit forecast in the 2014-15 Budget. This result is largely driven by higher forecast revenues, specifically transfer duties, on the back of a stronger-than-expected property market.

A slightly smaller surplus than Budget of $402 million is now expected in 2015-16. Over the forward estimates, the benefits of the property market are increasingly offset by weaker payroll tax, on the back of softer employment in 2013-14 and 2014-15, and weaker mining royalties given the lower commodity prices now in prospect. However, surpluses exceeding $1.0 billion are still projected for each of 2016-17 and 2017-18. The fiscal outlook will enable the Government to fund a portion of its infrastructure program through the recurrent budget and provides the budget with flexibility to respond to emerging fiscal pressures and priorities.

Chart 1.2: General Government Sector Budget Result

Budget aggregates have been adversely impacted by the treatment of contributions tax under the revised Australian Accounting Standard (AASB) 119 Employee Benefits (a deterioration of $1.2 billion over the four years to 2017-18). There is a further $862 million reduction in dividends and tax equivalent payments from the electricity network businesses over the four years to 2017-18 associated with the draft determinations recently released by the Australian Energy Regulator.

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Continued fiscal discipline has allowed the Government to deliver surpluses and commit additional funds to a number of important new initiatives in the 2014-15 Half-Yearly Review. This includes initial funding for the Newcastle Revitalisation Program through the truncation of heavy rail and a new transport interchange at Wickham. Additional grants are also being provided to a number of Local Government Areas for water security projects through Restart NSW. These measures continue the Government’s plan to build the infrastructure that is required for the future productivity and welfare of New South Wales.

The strength of the State’s fiscal outlook is also reflected in improvements in net debt, with a projected reduction in net debt of $2.1 billion in 2017-18 compared with the 2014-15 Budget estimates. Net debt is projected to decline to $9.3 billion in June 2015 (1.8 per cent of GSP) and $10.7 billion in June 2018 (1.8 per cent of GSP). This significant improvement in the State’s net debt position reflects the improved 2013-14 operating result and the sale of Macquarie Generation assets in September 2014. Together with a continued focus on asset recycling, this places the State in a strong position to undertake the necessary investments in productive infrastructure that will drive future economic prosperity, without placing excessive pressure on debt levels or the credit metrics. Chart 1.3 demonstrates the strong improvement in net debt since the 2014-15 Budget.

Chart 1.3: General Government Sector Net Debt

The 2014-15 Half-Yearly Review is prepared on the basis of the best available information up to 12 December 2014 and includes a number of economic and other assumptions. Changes in these assumptions and forecasts can impact on the fiscal aggregates. Fiscal risks in this Half-Yearly Review include State taxation revenues, which are based on available economic projections, and Commonwealth grants, which are largely estimated on the basis of the Commonwealth’s 2014-15 Budget.

Chapter 3 provides an overview of the revised revenue and expenditure estimates for the current year and the forward estimates years (2015-16 to 2017-18), and provides comprehensive information on fiscal risks.

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Chapter 2: Economic Outlook

In 2013-14 economic activity in New South Wales showed increasing strength, with strong NSW domestic demand growth outpacing that of other states. Relative weakness in national demand, however, resulted in lower economic growth than expected at Budget. Sharp falls in global commodity prices led to a faster decline in the terms of trade than previously anticipated. This flowed through to weaker income growth and has had consequent dampening effects on business investment, the labour market and demand.

This pattern is set to continue in 2014-15, with strong NSW domestic demand expected to be tempered by weakness in the rest of Australia. NSW demand will be driven by continued solid household consumption, an emerging recovery in non-mining business investment, sustained strength in dwelling investment, and high levels of Government investment. The downgrade to the national outlook, however, means that while forecast NSW domestic demand growth remains in line with Budget, the outlook for Gross State Product (GSP) growth is slightly softer. GSP growth is now anticipated to strengthen to around trend in 2014-15, before accelerating to above trend in 2015-16 as the national economy gains momentum.

2.1 New South Wales Economic Outlook

Low interest rates, a surging property market, high population growth and a relatively low exposure to mining saw State Final Demand (SFD) growth pick up strongly through the second half of 2013-14, with this momentum continuing into the September quarter of 2014. Through the year SFD growth has remained well above other states for the last four quarters. However, NSW GSP growth in 2013-14, at 2.1 per cent, was lower than expected at Budget. The divergence reflected a substantial adverse impact from the balancing item—made up of inventories, interstate trade and other overseas trade adjustments—which detracted 1.3 percentage points from overall growth, largely due to relatively weak net export performance.

Table 2.1: New South Wales Economic Performance and Outlook(a) 1

	2013-14	2014-15		2015-16		2016-17 and 2017-18(b)
		Budget	Revised	Budget	Revised	Budget	Revised
	Outcome	Forecast	Forecast	Forecast	Forecast	Projection	Projection
Real State Final Demand	2.6	3 1⁄4	3 1⁄4	3 1⁄4	3 1⁄4
Real Gross State Product	2.1	3	2 3⁄4	3	3	2 3⁄4	2 3⁄4
Employment	0.5	1 3⁄4	1 1⁄4	2	2	1 1⁄4	1 1⁄2
Unemployment Rate(c)	5.7	5 1⁄2	5 3⁄4	5 1⁄4	5 1⁄2
Sydney CPI(d)	2.5	2 1⁄4	2	2 3⁄4	2 3⁄4	2 1⁄2	2 1⁄2
- through the year to June quarter(d)	2.8	2 1⁄4	2	2 3⁄4	2 3⁄4
Wage Price Index	2.5	3	2 1⁄2	3 1⁄2	3 1⁄4	3 1⁄2	3 1⁄2
Nominal Gross State Product	3.1	4 3⁄4	5	5 1⁄4	5 1⁄4

(a)	Per cent change, year average, unless otherwise indicated.
(b)	Average across 2016-17 and 2017-18.
(c)	Year average, per cent.
(d)	2014-15 includes a 3⁄4 of a percentage point detraction from the abolition of the carbon tax. 2014-15 to 2016-17 include a 1⁄4 of a percentage point increase due to tobacco excise increases.

[1]	Economic forecasts are based on data available at the time they were prepared, which includes results to June 2014 for Gross State Product, to the June quarter 2014 for State Final Demand, to the September quarter 2014 for Consumer Price Index and Wage Price Index, to the March quarter 2014 for population, and to October 2014 for the labour force.

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In 2014-15 above-trend domestic demand growth of 3 1⁄4 per cent is expected, in line with Budget. With net export (overseas and interstate) performance forecast to weigh more heavily than at Budget, the expectation for GSP growth has been revised down by  1⁄4 of a percentage point, to 2 3⁄4 per cent. By 2015-16, as the national and global economies strengthen, net export performance is expected to improve, narrowing the wedge between domestic demand growth and GSP growth. The 2015-16 forecast for domestic demand growth therefore remains unchanged at 3 1⁄4 per cent, with GSP growth rising to an above-trend rate of 3 per cent.

Chart 2.1: NSW Business Investment Growth

As at Budget, the outlook for 2014-15 continues to reflect solid growth in household consumption and accelerating dwelling investment growth. More supportive conditions, including a lower exchange rate, imply an earlier pick-up in non-mining business investment and stronger growth in overseas non-commodity exports. Offsetting these are weaker contributions from commodities exports than at Budget, driven by lower global commodity demand, drier-than-average farm conditions and weaker interstate demand.

Expectations for economic growth in 2015-16 are in line with Budget, with momentum expected to be maintained by strengthening non-mining business investment growth and improving net exports. Dwelling investment growth is expected to moderate, though remain solid. Household consumption growth is forecast to be underpinned by stronger labour income growth, even as house price growth is anticipated to slow.

Components of GSP

Consistent with Budget, household consumption is forecast to remain the main driver of economic growth through 2014-15, bolstered by high population growth and wealth gains from strong house price growth. Historically low interest rates, the removal of the carbon tax and declining petrol prices will support real household disposable income in the near term, offsetting slightly weaker wage and employment growth.

Increases in house prices, strong population growth, low interest rates, State Government policy measures and an ongoing housing undersupply will support continued strength in dwelling investment through 2014-15 and 2015-16. Combined with the early signs of the long-awaited resurgence in alterations and additions activity, this has seen the 2014-15 forecast for dwelling investment growth revised up slightly relative to Budget, before returning closer to trend in 2015-16. While building approvals have eased in recent months, they remain at high levels and there is a solid pipeline of residential work yet to be done which will provide ongoing support to the housing construction sector.

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Mining investment is forecast to be a continuing drag on growth. However, its impact will be smaller than anticipated at Budget, given the larger-than-expected declines seen in 2013-14 prompted by sharp falls in global commodity prices, particularly for coal. The recent pick-up in non-mining business investment and improving leading indicators have seen the outlook for business investment revised up compared to Budget. Commercial lending continues to grow strongly as does the pipeline of non-residential building work. A lower exchange rate, increases in capacity utilisation and improved non-mining investment intentions suggest a stronger resurgence in business investment than at Budget. This growth is expected to be led by spending on machinery and equipment and non-residential building, while the decline in mining investment will continue to weigh on engineering construction.

Public demand will continue to contribute modestly to growth over the next two years, however, fiscal restraint at all levels of government is expected to moderate public demand growth. State public investment is expected to remain at high levels and provide support for NSW economic activity.

Net exports are expected to weigh on GSP growth in 2014-15, caused by weakness from interstate demand and strong import growth. By 2015-16 an expected pick-up in interstate and overseas demand will have gained momentum, easing the drag from net export growth. The recent sharp depreciation in the exchange rate, if sustained, will help boost Australia’s global competitiveness and provide some support for international exports. However, rural exports are expected to remain subdued in the near term due to drier-than-average conditions, and weaker global demand for commodities is anticipated to weigh on the contribution from coal exports. Imports are expected to grow strongly over the next two years in line with robust NSW domestic demand growth.

Labour market

NSW employment grew by 0.5 per cent in 2013-14, in line with Budget expectations. Strong growth in domestic demand and leading indicators (such as job ads) point to a strengthening of labour demand through the rest of the year, resulting in forecast employment growth of 1 1⁄4 per cent in 2014-15, down by  1⁄2 of a percentage point since Budget. This revision reflects the lagged effects of weaker GSP growth in 2013-14 and downward revisions to GSP growth in 2014-15. Slightly softer employment growth, combined with stronger forecast population growth, as labour is drawn into New South Wales given its relative economic strength, is now expected to result in the unemployment rate remaining at around recent levels through 2014-15.

Chart 2.2: NSW Employment and Domestic Demand Growth

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Employment growth is forecast to accelerate to an above-trend rate of 2 per cent in 2015-16, consistent with above-trend GSP growth. This is expected to result in the unemployment rate trending down through 2015-16, averaging 5 1⁄2 per cent.

Wages and prices

Expectations of a softer labour market, combined with more subdued recent Wage Price Index (WPI) outcomes, have resulted in a downward revision to expected growth in the WPI across the forecast period. Broader measures of employee compensation from the National Accounts have been stronger recently, reflecting a shift towards full-time employment, increases in employer superannuation contributions and a gradual return of employee bonus payments. Even with above-trend employment growth in 2015-16, wage pressures are expected to remain well-contained given continuing spare labour capacity.

In year-average terms, the Sydney Consumer Price Index (CPI) grew by 2.5 per cent in 2013-14, in line with Budget expectations. Since Budget, the fall in global oil prices, weaker wage and price expectations and a more subdued labour market are expected to put downward pressure on prices, partly offset by a lower exchange rate. These factors are expected to weigh on prices in 2014-15, leading to a  1⁄4 of a percentage point downward revision to Sydney CPI. For 2015-16 the outlook for CPI remains unchanged relative to Budget. These forecasts include the impacts of the abolition of the carbon tax and the increase in the tobacco excise, as was the case at Budget.

2.2 Australian Economic Outlook

The outlook for the national economy has been revised down since Budget as recent falls in global commodity prices weigh on the outlook for net exports and the terms of trade. The consequent decline in national income growth will impact domestic demand and the labour market. Softer demand growth for non-rural commodities coupled with increased supply, particularly for iron ore, is driving down global non-rural commodity prices. While declining oil prices have had some offsetting effect, the overall impact is for steeper declines in the terms of trade than forecast at Budget. Softer global non-rural commodity demand will also see a weaker net export performance, particularly in 2014-15.

Chart 2.3: Australian Terms of Trade and the Exchange Rate

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The rapid decline in the terms of trade, which has fallen almost 9 per cent over the past year, has seen national income fall at an annualised average rate of 1.3 per cent over the past six months, compared with an annualised average increase of 4.7 per cent over the peak of the mining boom. This weakness in national income growth, coupled with slower employment and wages growth, has resulted in a more subdued outlook for household consumption than at Budget.

The exchange rate response can, however, be expected to cushion some of the impact of the declining terms of trade by making Australian exports and import-competing businesses more competitive. Monetary policy continues to be supportive, with the Reserve Bank of Australia (RBA) signalling an extended period of stable low interest rates.

Businesses are responding to the current oversupply of non-rural commodities by further curtailing mining investment plans, leading to a more rapid decline in mining investment than expected at Budget. Non-mining business investment, however, is showing signs of an earlier-than-expected recovery, with a pick-up in spending on machinery and equipment expected in 2014-15. This component is, however, import intensive and is likely to weigh on net exports. The outlook for dwelling construction remains broadly in line with Budget expectations. Lower-than-average rainfall in parts of the country has weakened farm production prospects for 2014-15.

Public demand is expected to grow relatively slowly over the next two years, reflecting fiscal consolidation by all levels of government, with a moderating impact on GDP growth.

2.3 International Economic Outlook

The International Monetary Fund’s global growth forecast has been revised down to 3.3 per cent in 2014, 0.4 percentage points lower than at Budget. The downgrade is largely due to lower-than-expected growth in the first half of 2014, particularly in the United States, Euro Zone, Japan and China. The global growth projection for 2015 was lowered only slightly to 3.8 per cent, 0.1 percentage points down on Budget. In line with Budget, Australia’s major trading partner growth is forecast to be at, or a little above, the long-run average over the next two years.

Growth remains uneven between regions and risks are more to the downside than at Budget. Growth in advanced economies is expected to improve in 2015 relative to 2014, albeit remaining relatively low compared to historical levels and driven largely by the United States. Growth in the United States has been improving consistently through 2014, but with the Federal Reserve ending its quantitative easing program, risks surrounding the normalisation of monetary policy settings remain.

The Euro Zone’s outlook remains weak, with deflation concerns gaining traction and significant structural reforms still required. Similarly for Japan, ongoing effective structural reform is needed to sustain longer-term growth, while potential near-term growth risks include deflation and tax increases. Both the Euro Zone and Japan continue to use extraordinary monetary policy measures to support their economies.

Emerging economy growth forecasts have been revised down. As the Chinese economy transitions towards more consumption-led growth, overall growth is forecast to slow from 7.7 per cent in 2013 to 7.4 per cent in 2014 and 7.1 per cent in 2015. Weakening property markets present a challenge in the near term, but the Government is responding, and could respond further, with measures to support the economy and sustain growth in line with expectations.

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2.4 Risks to the Outlook

Risks to the outlook are slightly more to the downside than at Budget. Globally, risks include deeper-than-expected downturns in the Euro Zone and Japan spreading more widely and deflationary expectations becoming more entrenched. Nationally, weaker-than-expected non-rural commodity prices could adversely affect the terms of trade, further constraining national income, the viability of some mining operations and economic activity more generally.

There is considerable uncertainty around the timing and strength of the increase in non-mining business investment, presenting both upside and downside risks to the central forecast scenario. In New South Wales, a sharper-than-expected slowing in house price growth may have implications for broader dwelling investment activity as well as for household consumption.

Were downside risks to eventuate, current policy settings provide flexibility to respond to sustained low income growth and weakening demand. Relatively low levels of net debt provide the Commonwealth with the capacity to adjust its pace of fiscal consolidation. Moreover, the RBA retains scope to lower interest rates further given inflationary and wage pressures appear well contained.

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Chapter 3: Fiscal Position and Outlook

This chapter updates the financial position of the NSW general government sector (GGS). Estimates take account of policy decisions of the NSW Government, known revisions to Commonwealth Government funding and other information affecting the financial statements since the 2014-15 Budget, up to 12 December 2014.

The Budget Result for 2014-15 is now forecast to be in surplus by $272 million, compared to a $283 million deficit forecast at the time of the Budget. Surpluses are projected over the forward estimates.

Table 3.1: Operating Statement Aggregates

	2013-14	2014-15	2014-15	2015-16	2016-17	2017-18
	Actual	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m	$m
Revenue	66,005	67,113	67,858	70,041	73,559	74,942
Expenses	64,757	67,396	67,586	69,640	72,463	73,903
Budget Result	1,247	-283	272	402	1,096	1,038

3.1 2014-15 Budget Aggregates

The $272 million surplus now forecast for 2014-15 represents a $555 million improvement since the 2014-15 Budget. It reflects an upwards revision since the Budget in forecast revenues of $745 million associated with higher-than-expected transfer duties on the back of a stronger-than-expected property market. The increase in revenues more than offsets a $190 million increase in forecast expenses since the 2014-15 Budget. The revised expenses estimate is more than accounted for by an adjustment associated with the revised Australian Accounting Standard (AASB) 119 Employee Benefits (see Box 3.1).

The 2014-15 Budget took into account the significant changes in the expected timing of Commonwealth grants, particularly transport. Without the reprofiling of grants, the Budget Result for 2014-15 would now be in surplus by around $1 billion. The Budget estimates do not include the impact of any incomplete business asset sale or lease transactions, or associated new capital and operational spending. Consistent with past practice, such impacts are only recognised when a transaction is finalised.

Box 3.1 Impact of the revised AASB 119 Employee Benefits

The State adopted the revised AASB 119 Employee Benefits in 2013-14. The 2014-15 Budget incorporated the impact of the revised calculation of the superannuation interest expense, which is now based on applying the long-term government bond rate to the net defined benefit liability. Since the Budget, further interpretations of the updated guidance on accounting for the superannuation contributions tax for defined benefit schemes were made available. As a result, the net defined benefit superannuation liability was increased (grossed up) by an amount representing superannuation contributions tax payable on future contributions required to fund the liability. This change was reflected in the audited Total State Sectors Accounts (TSSA) for 2013-14.

The Half-Yearly Review now records the impact of the contributions tax change going forward, resulting in higher defined benefit superannuation expenses in the operating statement and higher superannuation liabilities. For 2014-15, the change worsens the Budget Result by $316 million and on average, over the forward estimates, by around $280 million each year. In addition, the change increases the net defined benefit superannuation liability by around $5.7 billion for the GGS and on average by around $4.4 billion across the forward estimates.

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2014-15 revenue outlook

Table 3.2 summarises the revenue from transactions for the GGS.

Table 3.2: Summary of Revenue

	2013-14	2014-15	2014-15	2015-16	2016-17	2017-18
	Actual	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	24,295	25,489	25,923	27,256	28,304	29,840
Grants and Subsidies
- Commonwealth General Purpose	15,894	16,810	16,948	17,717	18,367	18,988
- Commonwealth Specific Purpose Payments	7,449	7,829	7,943	8,484	9,267	9,759
- Commonwealth National Partnership Payments	3,963	2,632	2,592	2,675	3,447	2,281
- Other Grants and Subsidies	1,026	1,029	1,027	1,039	987	742
Sale of Goods and Services	5,677	6,094	6,099	6,454	6,731	6,807
Interest	609	543	623	570	579	554
Dividend and Income Tax Equivalents from Other Sectors	2,260	2,336	2,436	1,445	1,266	1,108
Other Dividends and Distributions	700	370	382	426	458	484
Fines, Regulatory Fees and Other	4,133	3,981	3,886	3,975	4,154	4,379
Total Revenue from Transactions	66,005	67,113	67,858	70,041	73,559	74,942

Forecast general government total revenue in 2014-15 is $745 million higher than expected at Budget. This increase is predominantly driven by stronger forecast State taxation revenues. In particular, transfer duties are forecast to be markedly higher, driven by continuing strength in the property market that has extended further than anticipated at Budget. Offsetting this increase, and being reflected in collections, is an expectation of lower payroll tax due to a softer employment outlook and a reduction in mining royalties because of lower-than-expected commodity prices. Total dividend and income tax equivalent payments, predominantly from the water sector, as well as interest receipts are all higher than expected at Budget. Chart 3.1 shows the main revenue variations since the 2014-15 Budget. A detailed reconciliation of revenue changes since the Budget for 2014-15 and the forward estimates is shown in Table 3.5.

Chart 3.1: Revenue Variations since the 2014-15 Budget

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At a detailed level, the main variations underlying the forecast increase of $745 million in revenue since the Budget are:

•	State taxation revenue is expected to be $434 million higher than at Budget:

•	Transfer duty is continuing to exceed expectations following the very strong growth experienced in 2012-13 and 2013-14. The extended period of low interest rates and the higher-than-expected demand for property are underpinning further strong increases in transfer duty as the current buoyant market conditions persist. Residential transfer duty is now expected to increase by 12 per cent in 2014-15, following growth of 40 per cent in 2013-14 and 21 per cent in 2012-13. The stronger growth in transfer duty in 2014-15 is being principally supported by higher house prices than expected at Budget. Commercial and industrial property transfers have been stronger than expected at Budget.

•	Payroll tax collections in 2014-15 have been weaker than expected at Budget and forecast employment growth in 2014-15 has been revised downward in the Half-Yearly Review.

•	GST grants revenue is projected to be $138 million higher, $122 million of which reflects a higher national GST pool in 2013-14 than the Commonwealth 2014-15 Budget forecast.

•	Other Commonwealth grants revenue is anticipated to be higher, in net terms, by $74 million, reflecting changes in the timing of Specific Purpose Payments and National Partnership Payments from 2013-14 to 2014-15. This relates principally to education, indigenous housing and coal seam gas programs, which are partly offset by reprofiling of transport payments into the forward estimates.

•	Total dividend and income tax equivalent payments are expected to be higher by $100 million in 2014-15, largely as a result of higher dividends paid by the metropolitan water sector, in turn associated with higher metropolitan water sales.

•	Interest income is expected to be higher by $80 million in 2014-15 compared to Budget, reflecting higher cash balances principally resulting from divestment of Government assets and better-than-anticipated budget outcomes.

•	Fines, regulatory fees and other revenues is expected to be lower by $95 million principally due to weakness in mining royalties in 2014-15, which are expected to be $242 million lower than at Budget. This is largely due to a change in market conditions including lower international coal prices and a reduction in anticipated coal volumes. The lower Australian dollar is expected to only partly offset the effect of the lower prices.

2014-15 Half-Yearly Review	Page 13

2014-15 expenses outlook

Table 3.3 summarises the expenses from transaction for the GGS.

Table 3.3: Summary of Expenses

	2013-14	2014-15	2014-15	2015-16	2016-17	2017-18
	Actual	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m	$m
Expenses from Transactions
Employee	27,056	28,351	28,310	29,429	30,933	31,891
Superannuation
- Superannuation Interest Cost	1,762	1,487	1,698	1,682	1,657	1,604
- Other Superannuation	2,694	2,698	2,872	2,802	2,787	2,776
Depreciation and Amortisation	3,954	4,242	4,220	4,440	4,601	4,773
Interest	2,249	2,298	2,303	2,333	2,365	2,412
Other Property
Other Operating	14,345	14,620	14,606	15,382	15,813	16,210
Grants and Subsidies
- Current Grants and Subsidies	9,644	10,426	10,316	10,507	11,001	10,720
- Capital Grants	3,052	3,274	3,261	3,064	3,308	3,518
Total Expenses from Transactions	64,757	67,396	67,586	69,640	72,463	73,903

Forecast general government total expenses in 2014-15 are $190 million higher than at Budget. This increase primarily relates to a $316 million impact of the revised AASB 119 Employee Benefits. In addition, other factors affecting expenses include actuarially driven changes to superannuation expenses and some reprofiling of expenditure from 2013-14 into 2014-15. New decisions by the Government are expected to increase expenses by $134 million in 2014-15.

Excluding adjustments associated with AASB 119, the expense growth rate for 2014-15 is 4.4 per cent. This growth rate is consistent with the forecast at Budget and reflects continued restraint in Government expenditure, underpinned by the Government’s wages policy and a particular focus on the reallocation of existing Government funding to highest priority needs.

Chart 3.2 shows the expense variations since the 2014-15 Budget. A detailed reconciliation of expenditure changes since the Budget for 2014-15 and the forward estimates is shown in Table 3.6.

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Chart 3.2: Expense Variations since the 2014-15 Budget

The main expense variations underlying the forecast increase of $190 million in 2014-15 since the Budget are parameter and technical adjustments associated with:

•	Actuarial changes which increased expenses by $385 million since the Budget, reflecting:

•	Revisions to the Employee Benefits (AASB 119) Standard. A requirement to take into account contributions tax has resulted in the recognition of an increased expense of $316 million in 2014-15. In practice, contributions tax will be offset by franking credits earned on investment income.

•	Changes in the assumptions associated with the second tranche of workers compensation legislation reform amendments that were introduced to offset the statutory requirements of earlier amendments to the scheme. This added an estimated $69 million to expenses.

•	Lower-than-anticipated expenses related to New South Wales Self Insurance Corporation actuarial adjustments ($99 million) and changes in the timing of expense profiles, particularly recurrent and capital grants.

•	New policy initiatives added only $134 million to expenses as they have largely been met from within existing departmental resources, with a primary impact on other operating expenses. The main decisions by the Government since the Budget affecting 2014-15 include:

•	expanding the Crime Prevention Grant Program in 2014-15 to allow non-government organisations and businesses to participate

•	funding to deliver the Plan for Growing Sydney

•	supporting the Accelerated Planning Assessment and Compliance Program, which is a two-staged review and reform program designed to accelerate assessment timelines and increase assessment compliance

•	supporting energy efficiency programs under the Energy Efficiency Action Plan, which was released in August 2013

•	funding the Newcastle Revitalisation Program, which includes the truncation of heavy rail as well as a new transport interchange at Wickham, including interim bus services

•	funding for the first and second tranches of the Local Government Areas for Water Security projects.

2014-15 Half-Yearly Review	Page 15

3.2 Budget Aggregates Forward Estimates

Table 3.4 provides a reconciliation of changes to the Budget Result in 2014-15 and the forward estimates between the 2014-15 Budget and the 2014-15 Half-Yearly Review. It separately identifies the effect of policy decisions and the effect of parameter and other variations. Changes in policy arise from Government decisions while parameter and other variations reflect the impact of changing economic conditions, budget assumptions, tied grants from the Commonwealth and other accounting adjustments.

Table 3.4: Budget Result Reconciliation – Budget to Half-Yearly Review

	2014-15	2015-16	2016-17	2017-18
		Forward Estimates
	$m	$m	$m	$m
2014-15 Budget	-283	660	2,155	1,666
Changes from 2014-15 Budget to 2014-15 Half-Yearly Review
Effect of Policy Decisions
Revenues	1	3	5	6
Expenses	-134	-128	-175	-92
Total Policy Decisions	-133	-125	-170	-86
Effect of Parameter and Other Variations
Revenues	744	113	-176	-374
Expenses	-56	-246	-713	-167
Total of Parameter and Other Variations	688	-133	-889	-541
Total Variation	555	-258	-1,059	-627

2014-15 Half-Yearly Review	272	402	1,096	1,038

The $272 million surplus in 2014-15 is a $555 million improvement on the $283 million deficit forecast at the 2014-15 Budget and mainly reflects an upwards revision in forecast revenue associated with higher-than-anticipated transfer duties. The forecast Budget Result would be in surplus by $588 million if not for the additional adjustments associated with the revised AASB119 Standard.

The Budget Result is expected to remain in surplus over the forward estimates. However, the surpluses now projected over 2015-16 to 2017-18 are softer than those forecast at the time of the 2014-15 Budget.

The softer revenue outlook over the forward estimates reflects an assumption of a steadying in the property market resulting in smaller contributions in transfer duties in the out-years ($1.8 billion), combined with downward revisions to payroll taxes ($1 billion) and mining royalties ($653 million). The lower payroll tax estimates reflect softer employment growth in 2013-14 and 2014-15, while mining royalties have been affected by lower commodity prices. Dividends are forecast to reduce with the commencement of the regulator’s new pricing determinations (refer to Box 3.2).

Higher expenses across the forward estimates predominantly reflect the ongoing impact of the revised AASB 119 Standard ($841 million), actuarial adjustments ($197 million) and changes in the expected timing of recurrent expenditure ($147 million). Of the $1.9 billion decline in the Budget Result across the 2015-16 to 2017-18 forward estimates period, decisions taken by the Government contribute only $381 million.

Page 16	2014-15 Half-Yearly Review

Forward estimates revenue outlook

Compared to the Budget, revenue is broadly unchanged in 2015-16 and detracts $539 million from the expected Budget Result across 2016-17 and 2017-18. Table 3.5 provides a reconciliation of Budget revenue aggregates between the 2014-15 Budget and the Half-Yearly Review.

Table 3.5: Revenue Reconciliation—Budget to Half-Yearly Review

	2014-15	2015-16	2016-17	2017-18
		Forward Estimates
	$m	$m	$m	$m
Revenue—2014-15 Budget	67,113	69,925	73,730	75,310
Revenue Changes since Budget
Policy
- Tax
- Other	1	3	5	6

Total Policy	1	3	5	6
Parameter and Other Budget Variations
- Transfer Duty	744	624	567	564
- Other Taxes	-310	-272	-338	-388
- Royalties	-242	-233	-225	-195
Other	552	-6	-180	-355

Total Parameter and Other Budget Variations	744	113	-176	-374
Total Revenue Variations since 2014-15 Budget	745	116	-171	-368

Revenue—2014-15 Half-Yearly Review	67,858	70,041	73,559	74,942

Total revenue over the forward estimates is estimated to be $423 million lower than at Budget. Over the forward estimates, revenue will be affected by slower growth in the NSW property market, softer employment and weaker commodity prices, with the latter partially offset by a lower Australian dollar.

Taxation revenue has been revised upwards by $757 million over the forward estimates compared to Budget, with higher transfer duty of $1.8 billion offset by lower-than-expected payroll tax of around $1 billion. Transfer duty is forecast to continue growing over the forward estimates but at a slower rate. Increased supply of dwellings is expected to lead to slower price growth over the forward estimates, contributing to the moderation in transfer duty growth.

Payroll tax has been revised down over the forward estimates compared to Budget mainly reflecting the impact of softer employment growth in 2013-14 and 2014-15.

There is a reduction in forecast revenue from mining royalties of $653 million. The revision to mining royalties over the forward estimates reflects lower thermal coal prices, partially offset by the lower Australian dollar. Lower thermal coal prices are estimated to have reduced the Budget Result by around $560 million over the three years to 2017-18. The recent deterioration in coal prices was reflected in lower-than-anticipated royalties in the first quarter of 2014-15.

Dividends and tax equivalent payments from Government-owned businesses have been revised downwards by around $1 billion over the forward estimates since Budget. This primarily reflects the impact of the Australian Energy Regulator (AER) draft determinations released on 27 November 2014, which affect the Government’s electricity network businesses (TransGrid, Ausgrid, Endeavour Energy and Essential Energy). The draft determinations propose a lower Weighted Average Cost of Capital (WACC) allowance and reductions in network operating and capital costs that can be charged to customers. The reductions for the network businesses are between 24 per cent and 35 per cent of revenue over the next regulatory period.

2014-15 Half-Yearly Review	Page 17

Only the potential changes in the regulatory WACC allowance have been reflected in the Half-Yearly Review as the allowance methodology has been the subject of wide consultation and is relatively well understood. This results in a reduction in dividend and tax revenue of $209 million in 2015-16 and $653 million over the remaining forward estimates. The proposed capital and operating expenditure allowances in the draft determinations have not been included in the Half-Yearly Review due to the ongoing development of the AER’s position, of which the draft determinations are a part. The AER will consider further submissions on these allowances before finalising its position. Refer to Box 3.2 for more information.

Box 3.2 Australian Energy Regulator Draft Revenue Determinations

The AER recently released draft revenue determinations for NSW electricity network businesses proposing to cut regulatory return (WACC), operating and capital expenditure allowances for the next regulatory period. Lower expenditure allowances are based on the AER’s benchmarking analysis that concluded the NSW network businesses were significantly less efficient than their private sector counterparts in Victoria and South Australia. The draft determinations, if implemented, would result in an estimated decrease to the average residential electricity bill of between $183 to $370 in 2015-16. The returns to the Government would also be lower.

The AER is expected to release final revenue determinations for the network businesses in April 2015 after consultation with stakeholders, and new network prices will apply from 1 July 2015. The AER has invited comments on whether it should provide for a transitional period for the businesses to reduce their costs, which will affect the final price path. The 2014-15 Half-Yearly Review fiscal aggregates include the impact of the lower regulatory WACC allowance contained in the draft determinations. However, given uncertainty surrounding the final determinations, the impact of the proposed reductions in operating and capital expenditure allowances on dividends and tax equivalent payments has not been included at this time. If the businesses were not to respond adequately to the lower operating and capital expenditure allowances, the full impact of the draft determinations would be to effectively reduce their dividends and tax equivalent payments to close to zero.

The table below shows the impact of the lower regulatory WACC allowance contained in the AER’s draft determinations on forward dividend and tax equivalent estimates.

Weighted Average Cost of Capital included in the Half-Yearly Review

	2014-15	2015-16	2016-17	2017-18
		Forward Estimates
	$m	$m	$m	$m
2014-15 Budget—electricity network dividends and tax equivalent payments	1,172	945	936	766
Impact of WACC on dividends and tax equivalent payments	—	-209	-294	-359

2014-15 Half-Yearly Review	1,172	736	642	407

The full impact will be reflected in the Budget aggregates when final determinations are made.

Government policy decisions are forecast to increase revenue by around $14 million over the forward estimates, largely due to the implementation of a competitive neutral pricing policy for StateFleet services. This will ensure vehicle fleet services reflect efficient prices.

Revenue growth

Total revenue growth over the four years to 2017-18 is projected to average 3.2 per cent per annum. This is 0.4 percentage points lower than the average growth expected at Budget. Chart 3.3 shows the change in revenue growth each year over the forward estimates. The significant increase in 2015-16 is a result of the reprofiling of Commonwealth grants that occurred at the time of the 2014-15 Budget.

Page 18	2014-15 Half-Yearly Review

Chart 3.3: Comparison of Expected Revenue Growth Rate over the Forward Estimates

Forward estimates expenses outlook

Expenses across the forward estimates have been revised upwards compared to Budget. Table 3.6 provides a reconciliation of Budget expense aggregates between the 2014-15 Budget and the Half-Yearly Review.

Table 3.6: Expense Reconciliation – Budget to Half-Yearly Review

	2014-15	2015-16	2016-17	2017-18
		Forward Estimates
	$m	$m	$m	$m
Expenses—2014-15 Budget	67,396	69,265	71,575	73,644
Expense Changes since Budget
New Policy Measures	134	128	175	92

Total Policy	134	128	175	92
Parameter and Other Budget Variations
- Superannuation (AASB 119)	316	299	281	261
- Other Superannuation	69	69	71	57
- Interest	5	53	75	105
- Economic Parameters and Technical Adjustments	-76	95	128	-221
- Other	-258	-270	158	-35

Total Parameter and Other Budget Variations	56	246	713	167
Total Expense Variations since 2014-15 Budget	190	374	888	259

Expenses—2014-15 Half-Yearly Review	67,586	69,640	72,463	73,903

Total expenses over the forward estimates are estimated to be $1.5 billion higher than at Budget. This result predominantly reflects parameter and technical adjustments associated with actuarial changes ($1.0 billion), with a smaller contribution from Government decisions ($395 million).

The main expense parameter and other variations since the Budget include:

•	Changes associated with the adoption of the revised AASB 119 Standard which have increased superannuation expenses by $841 million. Actuarial changes based on a movement in underlying economic assumptions have also led to an upwards revision in expenses of $197 million.

2014-15 Half-Yearly Review	Page 19

•	Interest expenses refer to interest paid on borrowings to acquire capital assets and infrastructure, and the unwinding of discounts on a number of balance sheet liabilities. Over the three years to 2017-18, it is expected that interest expenses will increase by $233 million. This largely reflects changes to the unwinding of discounts.

•	Economic parameter and technical adjustments include lower-than-anticipated expenses related to New South Wales Self Insurance Corporation actuarial adjustments and capitalisation of costs previously expected to be expensed.

•	Movement in other expenses includes provisions for parameter and technical movements in future years and reprofiling of expenditure between the forward estimate years.

Government policy decisions are forecast to increase expenses by a net $395 million over the forward estimates. Consistent with the Government’s fiscal strategy, new policy proposals are being funded, where possible, from within existing departmental resources.

Expenditure growth

The Government’s commitment to restrain expenditure growth is demonstrated through its continued commitment to a 2.5 per cent wages policy and a focus on funding new initiatives from within existing departmental resources. Chart 3.4 shows the changes in annual expenditure growth rates from Budget to Half-Yearly Review.

Chart 3.4: Comparison of Expected Expense Growth Rate over the Forward Estimates

Expense growth rates have been affected by rollovers of unspent funds from 2013-14 and the changes to the AASB 119 Standard. Adjusting for these effects, growth in expenses in 2014-15 and across the forward estimates would be consistent with that forecast at Budget. The higher growth rate in 2016-17 has been affected by some reprofiling of expenditure.

Capital expenditure

In 2014-15, capital expenditure is expected to be consistent with Budget. Over the forward estimates, capital expenditure is forecast to be $733 million higher than at Budget, due to new spending initiatives particularly in Health. Table 3.7 provides a reconciliation of capital expenditure between the Budget and the Half-Yearly Review.

Page 20	2014-15 Half-Yearly Review

Table 3.7: Capital Reconciliation – Budget to Half-Yearly Review

	2014-15	2015-16	2016-17	2017-18
		Forward Estimates
	$m	$m	$m	$m
Capital—2014-15 Budget	10,203	9,403	9,440	9,263
Capital Changes since Budget
Policy
- New Capital Works	68	171	246	142
Parameter and Other Budget Variations	-68	-18	96	96
Total Capital Variations since 2014-15 Budget	—	153	342	238

Capital—2014-15 Half-Yearly Review	10,203	9,556	9,782	9,501

Capital expenditure variations for 2014-15 and over the forward estimates principally relate to Government decisions for new infrastructure projects since the Budget. In addition, changes in the receipt of Commonwealth funding have resulted in a reprofiling of capital expenditure between years. New funding provided by the Government since the Budget includes:

•	funding to support investment in hospitals, health facilities and other health services infrastructure to meet future service needs

•	initial funding to support the truncation of the heavy rail line and reunite Newcastle’s city centre with the foreshore

•	additional funding for land acquisition to connect the M2 Eastbound to NorthConnex and other associated properties for the project.

Consistent with past practice, the Half-Yearly Review does not include any proceeds associated with the proposed 49 per cent lease of NSW electricity network businesses. The proposed capital investment program (Rebuilding NSW, see Box 3.3) is also not included.

Box 3.3: Rebuilding NSW

Rebuilding NSW is the Government’s plan to invest $20 billion in new capital, funded from the lease of 49 per cent of NSW electricity networks. This capital recycling transaction will be eligible for a Commonwealth incentive payment, which is equal to 15 per cent of the proceeds which are directed toward productive infrastructure projects.

Areas of priority include public transport, urban and regional roads, water, hospitals, schools, and cultural and sporting infrastructure. Consistent with the Government’s existing commitment, 30 per cent of the $20 billion in new capital will be directed to regional projects (approximately $6 billion).

The State Infrastructure Strategy (SIS) was updated by Infrastructure NSW to take account of Rebuilding NSW proposals. The Government response to the SIS confirmed these significant priorities:

•	Urban public transport including Sydney Rapid Transit ($7 billion) and Parramatta Light Rail ($600 million)

•	Sydney urban roads ($2.4 billion), including funding for WestConnex Northern and Southern extensions and a Western Harbour Tunnel

•	Regional transport ($4.1 billion), health and education infrastructure ($2 billion), and regional water security ($1 billion)

•	$1.2 billion reserved for cultural and sporting infrastructure.

In addition to Rebuilding NSW, the Government continues to provide capital funding through the Restart NSW Fund. The objective of the fund is to promote economic growth and productivity by funding the delivery of major infrastructure projects. Restart reservations are not included in budget estimates until specific projects are approved by the Government (see Box 3.4).

2014-15 Half-Yearly Review	Page 21

Box 3.4: Restart NSW

Since the Budget, the balance of the Restart NSW Fund has increased by around $2.1 billion. This includes proceeds from the sale of Macquarie Generation ($723 million) and windfall tax revenues from 2013-14 ($611 million). A balance of $8.8 billion is forecast for the fund as at 30 June 2015. The table below summarises aggregate receipts, commitments and reservations for future projects and programs presently under development.

Restart NSW (expected position as at 30 June 2015)

Total inflows	$8.8 billion
Projected outflows
Total approved commitments to date (included in the Budget)	$3.9 billion
Total approved reservations to date (not yet included in the Budget)	$4.9 billion
Total outflows	$8.8 billion

Additional commitments since the Budget

The Half-Yearly Review incorporates a number of new Restart funding commitments. Funding for these commitments reflects the allocation of funds to specific projects supported by business cases. These commitments are included in the Budget aggregates and will start in 2014-15:

Project	Restart commitment
Cobbora Transition Fund – further investments (regional NSW)	$16 million
Water Security for Regions – initial projects (regional NSW)
Bourke Bore	$2.5 million
Wilcannia Bore	$1 million
Forbes Bore	$2 million
Cobar Water Supply	$10 million
Nimmitabel (Lake Wallace ) Dam	$5.3 million
Regional Water Supply Program (regional NSW)	$16.7 million
Total	$53.5 million

Additional reservations since the Budget

The Government also reserves funds for projects as a place-marker for future commitments, pending further work including business cases. These reservations do not have an impact on the Budget aggregates because a final decision is required by the Government prior to commitment. The Government has also reserved funding for the following additional projects and programs:

Project	Restart reservation
Support for the delivery of the State Infrastructure Strategy	$2.0 billion
Additional support for tourism infrastructure	$0.1 billion
Total additional reservations	$2.1 billion

Page 22	2014-15 Half-Yearly Review

Risks to the fiscal position

This section updates the material fiscal risks, contingent liabilities and assets, which if realised are likely to impact on the State’s financial position and budget outcomes. The 2014-15 Half-Yearly Review and forward estimates incorporate assumptions and judgements based on the best available information at the time including economic forecasts and other assumptions. In practice, these assumptions may not eventuate and any movement will affect the revenue and expense transactions in these years.

Revenue risks

State taxes

State tax forecasts are based on an estimated relationship between taxation revenue and projected economic variables, such as employment and payroll tax. As a result, the main source of risk to the taxation estimates is the economic environment. Specific economic risks to the outlook are presented in Chapter 2: Economic Outlook.

Commonwealth grants

Commonwealth grants revenue to New South Wales comprises payments for GST revenues, National Agreements and National Partnerships. The estimates presented in this document are based upon the best available information up to 12 December 2014. New South Wales continues to prosecute the case for a fairer share of GST revenue, while emphasising the need to address vertical fiscal imbalance.

GST revenues are dependent not only upon the amount of GST collected (the pool size), but also on NSW’s share of this revenue. This is driven by the relative size of the NSW population, and the relativity calculated by the Commonwealth Grants Commission (CGC). Any change in pool size, population share or relativity presents a significant risk to the State’s financial position.

National Agreement and National Partnership funding can be highly volatile, presenting a significant risk to revenues and the Budget. Changes can arise from new programs and capital works, the termination of existing agreements, and the reprofiling of payments to the States. In the NSW Budget, a substantial reprofiling of existing funding occurred, mainly transport, of around $800 million into 2013-14, predominantly from 2014-15.

Interest income

Interest income returns are dependent on economic conditions, market returns and the amount of financial assets held. Any change in market conditions is likely to be reflected in investment performance. In addition, any rise/fall in other revenue categories (or increase/decrease in expense categories) could impact upon the State’s cash balance, and hence the amount available to be invested.

Dividend and income tax equivalent payments

Government policy requires State Owned Corporations (SOCs) to pay dividends that provide a commercially appropriate return on the Government’s investments. In addition, the State Government receives payments from SOCs that are equivalent to corporate income tax. This revenue is heavily dependent on SOCs financial performance, which in turn is dependent on economic conditions and pricing determinations from regulators.

2014-15 Half-Yearly Review	Page 23

Expense risks

Employee-related expenses (including superannuation)

Employee-related expenses consist of wages and salaries and superannuation expenses. The size of the workforce and major enterprise bargaining agreements are a significant driver of this expense.

Since 2011, the Government has set wages growth through the NSW Public Sector Wages Policy. This provides for a maximum 2.5 per cent increase in salaries and wages, unless employee-related cost savings have been achieved to fully offset higher increases.

There is a risk that growth in demand for government services may exceed current projections included in the forward estimates. This can occur, for example, as a result of higher population growth or expenditure in response to unforeseen events such as natural disasters, including bushfires and floods. Contingency provisions (both recurrent expense and capital) are held to maintain existing government services in terms of their nature, availability, quantity, quality or eligibility. However, realised expenditure growth may exceed the contingency provisions factored into the estimates.

Other expenses

Other operating expenses capture the non-labour costs of providing goods and services. This includes the repair and maintenance of assets. New South Wales holds a large and diverse stock of assets. Although a significant portion of maintenance is capitalised, significant amounts are expensed in the provision of transport, health and education services. Agencies have indicated that their maintenance requirements are under review, and there is a risk that some of these assets may require enhanced or more frequent repairs and maintenance in the current year and across the forward estimates due to increased use or wear and tear.

Specific fiscal risks

National Injury Insurance Scheme

The Commonwealth Government expects the State to fund the total cost in New South Wales of a National Injury Insurance Scheme, to support people who suffer catastrophic injuries. New South Wales already provides support for people injured in motor vehicle and workplace accidents, but has not agreed to implement other streams of a National Injury Insurance Scheme.

Commonwealth schools funding

While final State allocations for the 2018 school year are still subject to negotiation, the 2014-15 Commonwealth Budget indicated that Commonwealth funding for NSW schools would be reduced to the rate of growth of the Consumer Price Index, plus an adjustment for enrolment growth.

Page 24	2014-15 Half-Yearly Review

National Health Reform

Under the National Health Reform Agreement (NHRA), most Commonwealth funding for NSW Health from 2014-15 is provided on an activity based funding (ABF) basis. The Commonwealth contribution is calculated based on the level of activity delivered by NSW Health and a National Efficient Price set by an independent administrator. The NHRA also included a guarantee of additional funding from the Commonwealth. However, the 2014-15 Commonwealth Budget indicated that the Commonwealth will no longer guarantee this funding, and that from 1 July 2017 funding will no longer be provided on an ABF basis. These announcements have significantly reduced the quantum and certainty of Commonwealth funding for NSW Health over the forward estimates period and beyond.

Methodology review of GST revenue sharing relativities

The CGC is currently reviewing the methodology for calculating GST relativities for distributing the national pool among the states and territories. The CGC 2015 Methodology Review of GST Revenue Sharing Relativities is due to be released in February 2015, along with the relativities for 2015. The final outcome of the review has the potential to affect New South Wales’s GST grant share, the magnitude of which will be unclear prior to the finalisation of relativities for 2015-16.

Loose-fill asbestos insulation

An Australian Capital Territory (ACT)-based ceiling insulation contractor, known as “Mr Fluffy,” installed loose-fill asbestos insulation in ACT and New South Wales homes. Recently, the ACT Government has announced an assistance package for affected property owners. The NSW Government is currently considering its response to affected NSW property owners.

2014-15 Half-Yearly Review	Page 25

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Page 26	2014-15 Half-Yearly Review

Appendix A: Management Representation and Independent Assurance Practitioner’s Report

Treasury Statement in relation to the Estimated Financial Statements for the Half-Yearly Review

Scope

The Half-Yearly Review presents the Estimated Financial Statements for the general government sector. These include:

•	Statement of Significant Accounting Policies and Forecast Assumptions (Appendix B)

•	General Government Sector Operating Statement (Table C.1)

•	General Government Sector Balance Sheet (Table C.2)

•	General Government Sector Cash Flow Statement (Table C.3)

•	Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit) (Table C.4)

The Statements have been prepared in accordance with the Statement of Significant Accounting Policies and Forecast Assumptions. Collectively the Statements and Statement of Significant Accounting Policies and Forecast Assumptions are termed the ‘Estimated Financial Statements’.

The Estimated Financial Statements cover the revised estimates for the year ending 30 June 2015 and the three forward years ending 30 June 2016, 2017, and 2018.

Best Available Information

The practicalities associated with preparing the Half-Yearly Review make it necessary to rule off at a point in time so that all information is internally consistent. The Estimated Financial Statements have been prepared to reflect existing operations, the impact of new Government policy decisions, and year-end projections provided by agencies based on end-October 2014 data. They have also been prepared to take into account other economic and financial data available to Treasury up to 12 December 2014.

Any estimates or assumptions made in measuring revenues, expenses, other economic flows, assets or liabilities are based on the latest information available at the time. Assumptions are detailed under the headings Material Economic and Other Assumptions and Summary of Other Key Assumptions.

Professional Judgement

The prospective nature of the Estimated Financial Statements means that it is necessary to apply professional judgement in their preparation. That judgement includes an informed assessment of the most likely economic and financial outcomes including spending and revenue profiles.

Differences between the underlying assumptions and eventual outcomes can reflect the reality of an uncertain operating environment and the impact of many variables over which the Government has little or no control.

In my opinion, the Estimated Financial Statements have been properly prepared in accordance with the Statement of Significant Accounting Policies and Forecast Assumptions and the methodologies used to determine those assumptions are reasonable.

Philip Gaetjens

Secretary

NSW Treasury

12 December 2014

INDEPENDENT ASSURANCE PRACTITIONER’S REPORT

Estimated Financial Statements

To the NSW Treasurer

You requested I undertake a limited assurance review of the reasonableness of estimates and forecasts contained in the 2014-15 Half-Yearly Review. My review was conducted in accordance with Australian Auditing and Assurance Standards.

My review covers the revised budget for the year ending 30 June 2015, and the three forward years ending 30 June 2016, 2017, and 2018 of the NSW General Government Sector (the estimated financial statements). The estimated financial statements comprise the operating statement (Table C.1), balance sheet (Table C.2), cash flow statement (Table C.3), derivation of ABS GFS cash surplus/deficit (Table C.4) and a statement of significant accounting policies and forecast assumptions (Appendices B). This subject matter immediately follows this report. All other content in the 2014-15 Half-Yearly Review has not been subject to my review.

The estimated financial statements have been prepared by Treasury for the NSW Treasurer for inclusion in the 2014-15 Half-Yearly Review. I disclaim any assumption of responsibility for any reliance on this report, or on the estimated financial statements to which it relates, to any person other than the NSW Treasurer, or for any purpose other than that for which it was prepared.

Unqualified Conclusion

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe:

•	the estimated financial statements have not been prepared on a basis consistent with the accounting policies on which they are stated to be based

•	the estimated financial statements have not been prepared on the basis of the assumptions stated

•	the methodologies used to determine those assumptions are unreasonable.

Actual results for the NSW General Government Sector are likely to be different from those forecast in the estimated financial statements since anticipated events frequently do not occur as expected and the variation may be material. Accordingly, I express no opinion as to whether the forecasts will be achieved.

Other Matter

The Commonwealth Government is expected to release its 2014-15 Mid-Year Economic and Fiscal Outlook before the end of 2014. As this report has not been released at the date of this opinion, Commonwealth Grants received by New South Wales have been included on the basis on the 2014-15 Budget estimates.

Level 15, 1 Margaret Street, Sydney NSW 2000 | GPO Box 12, Sydney NSW 2001 | t 02 9275 7101 | f 02 9275 7179 | e mail@audit.nsw.gov.au | audit.nsw.gov.au

Secretary’s Responsibility for the estimated financial statements

The Secretary is responsible for the preparation and presentation of the estimated financial statements. This responsibility includes preparation on a basis consistent with the stated accounting policies and assumptions as well as the development of reasonable methodologies to determine those assumptions. It also includes such internal control as the Secretary determines is necessary to enable preparation of the estimated financial statements that are free from material misstatement, whether due to fraud or error.

Assurance Practitioner’s Responsibility

My responsibility is to express a conclusion on the estimated financial statements based on my review. I conducted my review in accordance with Australian Auditing and Assurance Standards applicable to the review of prospective financial information. Those standards require I comply with relevant ethical requirements relating to such engagements, and conduct the review in order to state whether anything has come to my attention that causes me to believe:

•	the estimated financial statements have not been prepared on a basis consistent with the accounting policies on which they are stated to be based

•	the estimated financial statements have not been prepared on the basis of the assumptions stated

•	the methodologies used to determine those assumptions are unreasonable.

A review is limited primarily to making inquiries of relevant personnel and applying analytical and other review procedures. A review is substantially less in scope than an audit and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, an audit opinion is not expressed.

Forecasts relate to events and actions that have not yet occurred and may not occur. While evidence may be available to support the assumptions upon which forecasts are based, such evidence is generally future oriented and therefore less certain in nature. Given the nature of the evidence available in assessing the reasonableness of the assumptions, I cannot obtain the level of assurance necessary to express a reasonable assurance conclusion on those assumptions. The conclusion expressed in this report has been formed on the above basis. Accordingly, I provide a lesser level of assurance on the reasonableness of the assumptions. No opinion is expressed on whether the forecasts will be achieved.

Electronic Publication of the Estimated Financial Statements

This review report relates to the estimated financial statements for the years ending 30 June 2015, 2016, 2017 and 2018 of the NSW General Government Sector included in the 2014-15 Half-Yearly Review end on NSW Treasury’s website. The Secretary of Treasury is responsible for the integrity of the website. I have not been engaged to report on the integrity of that website. The review report refers only to the subject matter described above. It does not provide a conclusion on any other information that may have been hyperlinked to/or from these statements. If users of the estimated financial statements are concerned with the inherent risks arising from publication on a website, they are advised to refer to a hard copy of the 2014-15 Half-Yearly Review to confirm the information contained in the website version of those statements.

Independence

In conducting my review, I have complied with the independence requirements of the Australian Auditing and Assurance Standards and relevant ethical pronouncements. The Public Finance and Audit Act 1983 further promotes independence by.

•	providing that only Parliament, and not the executive government, can remove an Auditor-General

•	mandating the Auditor-General as auditor of public sector agencies but precluding the provision of non-audit related services, thus ensuring the Auditor-General and the Audit Office of New South Wales are not compromised in their roles by the possibility of losing clients or income.

Grant Hehir

Auditor-General

12 December 2014

SYDNEY

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Appendix B: Statement of Significant Accounting Policies and Forecast Assumptions

The Half-Yearly Review presents the Estimated Financial Statements for the General Government Sector.

These comprise the General Government Sector Operating Statement (Table C.1), General Government Sector Balance Sheet (Table C.2), General Government Sector Cash Flow Statement (Table C.3) and Derivation of ABS GFS General Government Sector Cash Surplus / (Deficit) (Table C.4). These are prepared in accordance with this Statement of Significant Accounting Policies and Forecast Assumptions.

Collectively the statements and the Statement of Significant Accounting Policies and Forecast Assumptions are referred to as the ‘Estimated Financial Statements’.

The Estimated Financial Statements cover the revised budget estimates for the current year ending 30 June 2015, and estimates for the three forward years ending 30 June 2016, 2017 and 2018.

Scope

The Estimated Financial Statements are prepared for the NSW General Government Sector, which is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics, Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (cat. No. 5514) (ABS GFS Manual) as amended from time to time.

The General Government Sector comprises government agencies that are controlled and mainly financed by the State that:

•	undertake regulatory functions

•	redistribute income and wealth

•	provide or distribute goods and services on a non-market basis to individuals and the community and/or

•	provide services to general government agencies.

Basis of Preparation

The Estimated Financial Statements are prepared and presented consistent with the principles adopted in the 2014-15 Budget and based on the assumptions outlined below.

The 2014-15 Budget information included in the Estimated Financial Statements reflects the original budget tabled in Parliament on 17 June 2014.

The Estimated Financial Statements are prepared using the accrual basis of accounting which recognises the effect of transactions and events when they are forecast to occur.

The Estimated Financial Statements have been prepared to reflect existing operations, the impact of all new policy decisions taken by the New South Wales Government (where their financial effect is reliably measurable), as well as known Commonwealth Government funding revisions and known circumstances that may have a material effect on the Half-Yearly Review. The revised estimates for 2014-15 are based on actual results at 31 October 2014, and updated year-end projections provided by agencies. They have also been prepared to take into account other economic and financial data currently available to Treasury.

Estimated Financial Statements reviewed by the Auditor-General	Page 33

In keeping with these principles, where the impact of a policy decision or planned event cannot be reliably measured, the impact is not reflected within the Estimated Financial Statements (e.g. due to uncertainties regarding the timing and amount of future cash flows).

Any estimates or assumptions made in measuring revenues, expenses, or other economic flows, assets or liabilities are based on the latest information available at the time, professional judgements derived from experience and other factors considered to be reasonable under the circumstances. Actual results may differ from such estimates. Key assumptions are detailed below, under the headings Material Economic and Other Assumptions and Summary of Other Key Assumptions.

Accounting Policies

Australian Accounting Standards do not include requirements or provide guidance on the preparation and presentation of prospective financial statements. However, recognition and measurement principles within Australian Accounting Standards have been applied in the presentation of the Estimated Financial Statements to the maximum extent possible.

Therefore, except for the matters set out below under Change in Accounting Policies, these Estimated Financial Statements follow the presentation and principles in the 2014-15 Budget and the accounting policies applied in the audited 2013-14 Consolidated Financial Statements of the New South Wales General Government and Total State Sectors as presented to Parliament.

The same accounting policies have been used for the subsequent forecast years. In particular, Note 1 Statement of Significant Accounting Policies includes information on the principles of consolidation, significant accounting judgements and estimates, the recognition and measurement policies for revenues, expenses, other comprehensive income, assets and liabilities.

The Estimated Financial Statements do not include the impact of business asset transactions until they are finalised. The financial impact of future planned discontinuing operations or restructuring transactions are not recognised due to the commercial-in-confidence nature of the transactions.

Change in Accounting Policies

Revised AASB 119 Employee Benefits

The State adopted the revised AASB 119 Employee Benefits (and subsequent amending standards) in 2013-14. The 2014-15 Budget incorporated the impact of the revised calculation of the superannuation interest expense, which is now based on applying the long term government bond rate to the net defined benefit liability.

The revised AASB 119 also included updated guidance on accounting for the superannuation contributions tax associated with defined benefit schemes. As a result, the net defined benefit superannuation liability was increased (grossed up) by an amount representing superannuation contribution tax payable on future contributions required to fund the deficit. This change was reflected in the audited 2013-14 Consolidated Financial Statements of the New South Wales General Government and Total State Sectors as presented to Parliament.

This change has been reflected in the revised budget figures and forward estimates resulting in higher superannuation liabilities across all years and higher defined benefit superannuation expenses in the operating statement.

Page 34	Estimated Financial Statements reviewed by the Auditor-General

For 2014-15, the change increases the net defined benefit superannuation liability by around $5.7 billion for the General Government Sector (over previous estimates) and on average around $4.4 billion across the forward estimates, which also increases the associated superannuation service cost and net interest expense (and worsens the Budget Result) by around $316 million in 2014-15, and on average around $280 million per annum across the forward estimates.

Revisions to Standards relating to Consolidations, Joint Arrangements and Associates

The State has adopted the following new and revised standards relating to consolidations, joint arrangements and associates on 1 July 2014: AASB 10 Consolidated Financial Statements; AASB 11 Joint Arrangements; AASB 12 Disclosure of Interests in Other Entities; AASB 127 Separate Financial Statements; and AASB 128 Investments in Associates and Joint Ventures.

AASB 10 introduced a revised definition of control and provided several new principles in assessing whether control exists. AASB 11 requires joint arrangements to be accounted for based on their contractual arrangements, and distinguishes between joint operations and joint ventures. AASB 12 contains the disclosure requirements associated with ‘other entities’ (i.e. subsidiaries, associates and joint ventures) that were previously located in AASB 127, 128 and 131 and Interpretation 112 and 113.

The impact of any changes to control relationships on the Estimated Financial Statements, arising from these new and revised standards, is not expected to be significant. The General Government Sector does not consolidate PTEs and PFEs that it controls on a line by line basis; and instead, recognises an equity investment in those entities and a gain or loss for changes in the carrying amount of the investment.

Definitions

Key technical terms and key fiscal aggregates used in this report are defined in Note 36 of the 2013-14 Consolidated Financial Statements of the New South Wales General Government and Total State Sectors and in the Glossary to Budget Paper No. 2.

Presentation of the Estimated Financial Statements

The Estimated Financial Statements follow the presentation requirements for General Government Sector reporting contained in AASB 1049 Whole of Government and General Government Sector Financial Reporting.

AASB 1049 harmonises Generally Accepted Accounting Principles (GAAP, i.e. Australian accounting standards) with Government Finance Statistics (GFS) principles in accordance with the GFS framework adopted by the Australian Bureau of Statistics. This occurs by requiring:

•	the statement of comprehensive income (referred to as the operating statement) to classify income and expenses as either transactions or other economic flows consistent with GFS principles, applied from a GAAP perspective.

In the operating statement:

•	the net operating balance (i.e. the Budget result) is the net result of income and expense transactions. It excludes other economic flows, which represent changes in the volume or value of assets or liabilities that do not arise from transactions with other entities and which are often outside the control of government.

•	the operating result is the same under both the harmonised GFS-GAAP and pure GAAP presentations.

Estimated Financial Statements reviewed by the Auditor-General	Page 35

Further, AASB 1049 requires:

•	the financial statements adopt the recognition, measurement and disclosure requirements of GAAP.

•	where options exist in GAAP, the financial statements adopt the option that is aligned with GFS, to minimise differences between GAAP and GFS.

•	where options do not exist in GAAP and there is conflict between GAAP and GFS, GAAP prevails.

•	Due to the prospective nature of the statements, detailed notes to financial statements, including disclosure of contingent assets and liabilities, are not required to be presented within the meaning of Australian Accounting Standards as outlined in Section 27A(5) of the Public Finance and Audit Act 1983.

Each year ends on 30 June. All monetary amounts are presented in Australian dollars. All amounts are rounded to the nearest million dollars ($m).

Use of a zero (“0”) represents amounts rounded to zero. Use of three dots (“…”) represents nil amounts.

Tables may not add in all instances due to rounding to the nearest million dollars.

Presentation Changes in the Financial Statements

There has been a minor presentation change within the Balance Sheet since the release of the 2014-15 Budget Papers to separately disclose ‘Financial Assets at Fair Value’ and ‘Other Financial Assets’ that are not recorded at fair value under the heading ‘Investments, Loans and Placements’. This presentation remains consistent with GAAP and GFS presentation requirements.

Material Economic and Other Assumptions

The Estimated Financial Statements included in the Half-Yearly Review have been prepared using the material economic and other assumptions as set out below.

Table B.1: Key Economic Performance Assumptions(a)

	2014-15	2015-16	2016-17		2017-18
New South Wales Population (level)	7,620,000	7,750,000	7,870,000		7,980,000
Nominal Gross State Product ($million)	516,600	543,200	571,200		599,900
Real Gross State Product	2 3⁄4	3	2 3⁄4		2 3⁄4
Real State Final Demand	3 1⁄4	3 1⁄4	n.a.	(e)	n.a.	(e)
Unemployment Rate (b)	5 3⁄4	5 1⁄2	n.a.	(e)	n.a.	(e)
Sydney Consumer Price Index(c)	2	2 3⁄4	2 3⁄4		2 1⁄2
Sydney Consumer Price Index -	2	2 3⁄4	n.a.	(e)	n.a.	(e)
- through the year to June quarter(c)
Wage Price index (d)	2 1⁄2	3 1⁄4	3 1⁄2		3 1⁄2

(a)	Per cent change, year average, unless otherwise indicated.
(b)	Year average, per cent.
(c)	2014-15 forecasts include a 3⁄4 percentage point detraction from the abolition of the carbon tax. 2014-15 to 2016-17 forecasts include a 1⁄4 percentage point contribution from the staged increase in tobacco excise.
(d)	Weighted private and public sector wages.
(e)	n.a. not available.

Page 36	Estimated Financial Statements reviewed by the Auditor-General

Summary of Other Key Assumptions

The following section outlines the other key assumptions used in the preparation of the Estimated Financial Statements included in the Half-Yearly Review. The summary takes into account materiality in relation to the general government sector’s overall financial position and sensitivity to changes in key economic assumptions.

Notwithstanding these key assumptions, agency finance officers apply appropriate professional judgement in determining their estimated financial information.

Revenue from Transactions

Taxation

Taxation revenue is forecast by assessing economic and other factors that influence the various taxation bases. For example for payroll tax, this involves an assessment of the outlook for employment and wages. Forecasts of government guarantee fees take into account an assessment of the level of debt of public non-financial corporations and their credit rating differential compared with the State as a whole. The forecasts of taxation revenue also involve the analysis of historical information and relationships (using econometric and other statistical methods) and consultation with relevant government agencies.

Grants Revenue

Forecast grants from the Commonwealth Government are based on the latest available information from the Commonwealth Government and projections of timing of payments at the time of preparation of the Half-Yearly Review. This takes into account the conditions, payment timetable and escalation factors relevant to each type of grant.

The Goods and Services Tax (GST) grants are forecast based on estimates of the national GST pool by the Commonwealth Government. For 2014-15, the GST forecast is based on the assessed relativity for New South Wales in 2014-15 and the Commonwealth Government’s population projections. The assessed relativity is the average of the past three annual per capita relativities (2010-11, 2011-12 and 2012-13), as published by the Commonwealth Grants Commission.

After 2014-15, the State’s share of GST is based on assessed relativity in a particular year, the Commonwealth Government’s population and GST projections. The forecast per capita annual relativities are based on the projected relative fiscal capacity of New South Wales compared to other States and Territories.

Sale of Goods and Services

Revenue from the sale of goods and services is forecast taking into account all known factors, including estimates of changes in demand for services provided or expected unit price variations based on proposed fee increases imposed by general government agencies and/or indexation.

Dividend and Income Tax Equivalents from Other Sectors

Dividend and income tax equivalent revenues are estimated by public financial and non-financial corporations based on expected profitability and the agreed dividend policy at the time of the Half-Yearly Review.

Estimated Financial Statements reviewed by the Auditor-General	Page 37

Fines, Regulatory Fees and Other Revenues

Fines, regulatory fees and other revenues include estimates of fines issued by the Courts, estimated traffic infringement fines, estimated revenue from enforcement orders and regulatory fees, contributions and estimated royalty revenue for which estimates are based on assessments of coal volumes and prices and the Australian dollar exchange rate. Other revenue forecasts are adjusted for indexation where appropriate.

Expenses from Transactions

Employee Expenses

Employee expenses are forecast based on expected staffing profiles, current salaries, conditions and on-costs. Employee expenses are adjusted over the forecast period for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy at a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new approved initiatives and required efficiency savings.

Superannuation Expense (and Liabilities)

Superannuation expense comprises:

•	for the defined contribution plan, the forecast accrued contribution for the period, and

•	for defined benefit plans, the forecast service cost and the net interest expense. This excludes the re-measurements (i.e. actuarial gains and losses and return on plan assets in excess of the long term government bond rate) which are classified as ‘other economic flows – other comprehensive income’.

Superannuation expenses for defined contribution plans are based on assumptions regarding future salaries and contribution rates.

Superannuation expenses for defined benefit plans are estimates based on actuarial advice applying the long term Government bond yield as at 30 June in the prior year to the opening value of net liabilities (gross superannuation liabilities less assets), less benefit payments at the mid-point of the contribution year, plus any accruing liability for the year.

Forecasts of defined benefit superannuation liabilities are based on actuarial estimates of cash flows for the various defined benefit superannuation schemes discounted using a nominal long-term Commonwealth long term Government bond yield as at 30 June. Gross liability estimates are based on a number of demographic and financial assumptions. The major financial assumptions used for the budget and forward estimates period are outlined in the table below.

Page 38	Estimated Financial Statements reviewed by the Auditor-General

Table B.2: Superannuation Assumptions – Pooled Fund / State Super Schemes

	2014-15%	2015-16%	2016-17%	2017-18%
Liability discount rate	4.04	4.55	5.06	5.32
Expected return on investments (a)	8.6	8.6	8.6	8.6
Expected salary increases(b)
- SSS and SASS members	2.50	2.50	2.50	2.50
- PSS members	2.50	2.50	2.50	2.50
Expected rate of CPI	2.5	2.5	2.5	2.5

Notes:

(a)	For the EISS the expected return on investments is 7.5% per annum from 2014-15 and beyond.
(b)	Taking the increased Superannuation Guarantee Contribution into account, total remuneration will increase by 2.5 per cent. Note that the Federal Government’s repeal of the Mineral Resources Rent Tax and Other Measures Bill 2014 provides a further pause in the SGC rate increases until 2021.

Depreciation and Amortisation

Property, plant and equipment is depreciated (net of its residual value) over its useful life. Depreciation is generally allocated on a straight-line basis.

Depreciation is forecast on the basis of known asset carrying valuations, the expected economic life of assets, assumed new asset investment and asset sales programs. The expense is based on the assumption that there will be no change in depreciation rates over the forecast period, but includes the estimated impact of the current and future revaluation of assets over the forecast period. The depreciation expense may be impacted by future changes in useful lives, carrying value, residual value or valuation methodology.

Certain heritage assets, including original artworks and collections and heritage buildings, may not have a limited useful life because appropriate custodial and preservation policies are adopted. Such assets are not subject to depreciation. Land is not a depreciable asset.

Intangible assets with finite lives are amortised under the straight line method. Intangible assets with an indefinite life are not amortised, but tested for impairment annually.

Interest Expense

The forecasts for the interest expense are based on:

•	payments required on the current general government sector debt,

•	expected payments on any new borrowings (including any refinancing of existing borrowings) required to finance general government activities based on forward contracts for NSW Treasury Corporation bonds, and

•	the unwinding of discounts on non-employee provisions.

Other Operating Expenses

Other operating expenses mainly represent the day-to-day running costs incurred in normal operations of agencies and include the cost of supplies and services. They are forecast by applying appropriate economic parameters and known activity changes, including planned changes in the method of service delivery and application of government policy. Other operating expenses also reflect the impact of government efficiency strategies, such as efficiency dividends.

Estimated Financial Statements reviewed by the Auditor-General	Page 39

Grants and Subsidies Expense

Grants and subsidy expenses generally comprise cash contributions to local government authorities and non-government organisations. For the general government sector they also include grants and subsidies paid to PTEs and PFEs. The forecast grant payments are determined taking into account current and past policy decisions, the forecast payment schedules and escalation factors relevant to each type of grant.

Other Economic Flows

Revaluations

The estimates are based on an examination and extrapolation of historical trends in the valuation of non-financial physical assets. The forward estimates include the estimated impact of revaluations of non-financial physical assets.

Superannuation Actuarial Gains / Losses

The forecast actuarial gain or loss on defined benefit superannuation is based on the revised estimates of the margin of forecast fund earnings in excess of the expected discount rate.

Net Gain on Equity Investments in Other Sector Entities

The gain or loss on equity investments in other sector entities is based on estimates of the public financial and non-financial sectors’ forward comprehensive results adjusted for transactions with owners. The underlying management estimates of future comprehensive results are based on current statements of corporate intent. Future distributions to owners are based on Treasury’s Commercial Policy Framework.

Assets

Land and Buildings, Plant and Equipment, and Infrastructure Systems

The estimates of non-financial physical assets over the forecast period are at fair value and take into account planned acquisitions, disposals and the impact of depreciation and revaluations. New investments in assets are valued at the forecast purchase price and, where appropriate, recognised progressively over the estimated construction period. The forward estimates include the estimated impact of revaluations of non-financial physical assets. These estimates are based on an examination of expected cost trends.

The Estimated Financial Statements also include provision for future capital expenditure. These include agency estimates of approved projects and future new works held within agencies, as well as a central estimate for future new works still to be approved at the agency level. The central estimate for future new works is based on historical trends.

Liabilities

Borrowings

Estimates for borrowings are based on current debt levels, amortisation of any premiums or discounts and the cash flows expected to be required to fund future government activities.

Page 40	Estimated Financial Statements reviewed by the Auditor-General

Employee Provisions

Employee provisions are forecast based on expected staffing profiles and current salaries, conditions and on-costs. For the forecast period, employee benefits are adjusted for approved wage agreements. Beyond the period of the agreements, allowance is made for further adjustments consistent with the Government’s wages policy at a net cost of 2.5 per cent per annum inclusive of scheduled increases in the superannuation guarantee levy. The forecasts for employee expenses also reflect the impact of new initiatives and required efficiency savings.

Superannuation Provisions

Refer to superannuation expense (above) for information on assumptions that also impact the measurement of the superannuation provisions.

Other Provisions

Other provisions include the State’s obligations for several insurance schemes. To estimate future claims liabilities, actuarial assumptions have been applied for future claims to be incurred, claim payments, inflation and liability discount rates. Actual liabilities may differ from estimates.

Estimated Financial Statements reviewed by the Auditor-General	Page 41

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Page 42	Estimated Financial Statements reviewed by the Auditor-General

Appendix C: Uniform Financial Reporting

C.1 Uniform Presentation Tables

The Uniform Presentation Framework (UPF) for financial aggregates has been agreed by the Australian Loan Council. As part of the Framework, each jurisdiction is to publish a mid-year report, i.e. a half-yearly review of the budget, by the end of February each year.

The UPF tables have been prepared consistent with the 2014-15 Budget, in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. This standard adopts a harmonised GFS-GAAP reporting basis. The main differences in reporting on an AASB 1049 basis compared with a GFS basis are outlined on pages 10-4 to 10-7 of 2014-15 Budget Paper No.2 Budget Statement.

This UPF report includes operating statements, balance sheets and cash flow statements for the NSW general government sector, public non-financial corporation (PNFC) sector and non-financial public sector.

The Half-Yearly Review presents revised fiscal estimates for the current Budget year and the three following years for the general government sector. In addition, revised estimates are presented for the PNFC sector and the non-financial public sector (i.e. a consolidation of the general government sector and the PNFC sector). These revised estimates take into account fiscal and economic developments since the Budget.

Estimated Financial Statements reviewed by the Auditor-General	Page 43

Table C.1: General Government Sector Operating Statement

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	25,489	25,923	27,256	28,304	29,840
Grants and Subsidies
- Commonwealth General Purpose	16,810	16,948	17,717	18,367	18,988
- Commonwealth Specific Purpose Payments	7,829	7,943	8,484	9,267	9,759
- Commonwealth National Partnership Payments	2,632	2,592	2,675	3,447	2,281
- Other Grants and Subsidies	1,029	1,027	1,039	987	742
Sale of Goods and Services	6,094	6,099	6,454	6,731	6,807
Interest	543	623	570	579	554
Dividend and Income Tax Equivalents from Other Sectors	2,336	2,436	1,445	1,266	1,108
Other Dividends and Distributions	370	382	426	458	484
Fines, Regulatory Fees and Other	3,981	3,886	3,975	4,154	4,379

Total Revenues from Transactions	67,113	67,858	70,041	73,559	74,942

Expenses from Transactions
Employee	28,351	28,310	29,429	30,933	31,891
Superannuation
- Superannuation Interest Cost	1,487	1,698	1,682	1,657	1,604
- Other Superannuation	2,698	2,872	2,802	2,787	2,776
Depreciation and Amortisation	4,242	4,220	4,440	4,601	4,773
Interest	2,298	2,303	2,333	2,365	2,412
Other Property	—	—	—	—	—
Other Operating	14,620	14,606	15,382	15,813	16,210
Grants and Subsidies
- Current Grants and Subsidies	10,426	10,316	10,507	11,001	10,720
- Capital Grants	3,274	3,261	3,064	3,308	3,518

Total Expenses from Transactions	67,396	67,586	69,640	72,463	73,903

Transactions from Discontinuing Operations	—	—	—	—	—

BUDGET RESULT—SURPLUS/(DEFICIT) [Net Operating Balance]	-283	272	402	1,096	1,038

Page 44	Estimated Financial Statements reviewed by the Auditor-General

Table C.1: General Government Sector Operating Statement (cont)

		2014-15	2014-15	2015-16	2016-17	2017-18
		Budget	Revised	Forward Estimates
		$m	$m	$m	$m	$m
	Other Economic Flows—Included in the Operating Result
	Gain/(Loss) from Superannuation	—	—	—	—	—
	Gain/(Loss) from Other Liabilities	312	229	218	208	99
	Other Net Gains/(Losses)	-29	30	173	131	166
	Share of Earnings from Associates (excluding Dividends)	-22	-22	-19	-17	-23
	Dividends from Asset Sale Proceeds	175	143	25
	Deferred Income Tax from Other Sectors	145	82	108	106	108
	Other	-35	-35	-36	-36	-37
	Discontinuing Operations—Other Economic Flows	—	—	—	—	—
	Other Economic Flows—Included in the Operating Result	547	428	469	391	312
	Operating Result	264	700	871	1,487	1,351
	Other Economic Flows—Other Comprehensive Income
	Items that will not be Reclassified to the Operating Result
	Superannuation Actuarial Gain/(Loss)	6,952	6,993	5,978	5,261	2,968
	Deferred Tax Direct to Equity	—	—	—	—	—
	Revaluations	3,462	3,701	3,299	3,443	3,271
	Share of Earnings from Associates from Revaluations	—	—	—	—	—
	Items that may be Reclassified Subsequently to the Operating Result
	Net Gain/(Loss) on Equity Investments in Other Sectors	6,769	7,241	7,919	7,038	5,802
	Net Gain/(Loss) on Equity Investments in Other Sectors	—	—	—	—	—
	Net Gain/(Loss) on Financial Instruments at Fair Value	—	—	—	—	—
	Other	-1,200	-1,269	-1,142	-984	-126
	Other Economic Flows—Other Comprehensive Income	15,984	16,666	16,054	14,758	11,915
	Comprehensive Result—Total Change in Net Worth	16,247	17,366	16,925	16,245	13,266
	Key Fiscal Aggregates
	Comprehensive Result—Total Change in Net Worth	16,247	17,366	16,925	16,245	13,266
Less:	Net Other Economic Flows	-16,530	-17,094	-16,523	-15,149	-12,228
Equals:	Budget Result—Net Operating Balance	-283	272	402	1,096	1,038
Less:	Net Acquisition of Non-Financial Assets
	Purchases of Non-Financial Assets	10,091	10,091	9,443	9,674	9,390
	Sales of Non-Financial Assets	-482	-476	-529	-364	-478
	Less: Depreciation	-4,242	-4,220	-4,440	-4,601	-4,773
	Plus : Change in Inventories	4	5	0	3	2
	Plus : Other Movements in Non-Financial Assets
	- Assets Acquired Using Finance Leases	113	113	113	108	110
	- Other	-2,049	-1,998	-2,176	-2,058	-2,263
Equals:	Total Net Acquisition of Non-Financial Assets	3,434	3,515	2,412	2,762	1,988
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	-3,717	-3,243	-2,011	-1,666	-950
	OTHER AGGREGATES
	Capital Expenditure (a)	10,203	10,203	9,556	9,782	9,501

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

Estimated Financial Statements reviewed by the Auditor-General	Page 45

Table C.2: General Government Sector Balance Sheet

	June 2015	June 2015	June 2016	June 2017	June 2018
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	8,546	8,390	7,582	7,112	7,355
Receivables	6,791	7,261	6,345	5,985	5,558
Tax Equivalents Receivable	81	71	-0	0	0
Investments, Loans and Placements
Financial Assets at Fair Value	10,399	10,536	10,958	11,295	11,847
Other Financial Assets	537	3,639	3,180	2,643	2,673
Advances Paid	1,026	1,126	1,201	1,228	1,194
Deferred Tax Equivalents Assets	5,410	4,719	4,809	4,911	5,016
Equity
Investments in Other Public Sector Entities	93,723	91,048	98,967	106,003	111,803
Investments in Other Public Sector—Held for Sale	—	—	—	—	—
Investments in Associates	4,257	4,019	4,000	3,983	3,960
Other Financial Assets	10	10	10	10	11
Total Financial Assets	130,781	130,818	137,053	143,170	149,416
Non-Financial Assets
Inventories	252	253	253	256	257
Forestry Stock and Other Biological Assets	7	7	7	7	7
Assets Classified as Held for Sale	146	114	33	53	34
Investment Properties	125	137	137	137	137
Property, Plant and Equipment
Land and Buildings	64,392	65,756	66,783	66,898	67,057
Plant and Equipment	9,806	9,602	9,642	9,597	9,392
Infrastructure Systems	78,762	78,821	82,982	88,563	93,420
Intangibles	2,736	2,690	2,719	2,581	2,383
Other Non-Financial Assets	2,548	2,500	2,920	3,390	3,830
Total Non-Financial Assets	158,775	159,881	165,475	171,482	176,517

Total Assets	289,555	290,699	302,528	314,652	325,933

Liabilities
Deposits Held	106	110	105	105	104
Payables	4,708	5,147	4,762	4,739	4,785
Tax Equivalent Payables	109	33	66	143	283
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—	—
Borrowings and Derivatives at Fair Value	8	11	9	7	6
Borrowings at Amortised Cost	31,993	31,954	32,319	32,713	32,836
Advances Received	765	924	973	908	801
Employee Provisions	13,542	14,358	14,241	14,228	14,350
Superannuation Provisions(a)	31,169	42,387	37,191	32,494	29,847
Deferred Tax Equivalent Provisions	621	504	525	554	550
Other Provisions	7,844	8,104	8,248	8,481	8,843
Other Liabilities	1,661	1,948	1,946	1,891	1,872

Total Liabilities	92,525	105,480	100,384	96,262	94,277

NET ASSETS	197,030	185,219	202,144	218,389	231,655

NET WORTH
Accumulated Funds	37,006	27,679	33,507	39,394	43,711
Reserves	160,024	157,540	168,637	178,995	187,944

TOTAL NET WORTH	197,030	185,219	202,144	218,389	231,655

OTHER KEY AGGREGATES
Net Financial Worth	38,256	25,338	36,669	46,907	55,138
Net Debt(b)	12,364	9,308	10,485	11,455	10,679
Net Financial Liabilities(c)	55,467	65,710	62,299	59,096	56,665

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, investments, loans and placements and advances paid.
(c)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.

Page 46	Estimated Financial Statements reviewed by the Auditor-General

Table C.3: General Government Sector Cash Flow Statement

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	25,359	25,949	27,282	28,358	29,889
Receipts from Sales of Goods and Services	6,554	6,587	6,901	7,162	7,247
Grants and Subsidies Received	28,324	28,540	29,879	32,072	31,778
Interest Receipts	517	596	545	554	511
Dividends and Income Tax Equivalents	2,171	2,080	2,391	1,554	1,452
Other Receipts	6,143	6,351	6,210	6,401	6,640
Total Cash Receipts from Operating Activities	69,068	70,104	73,208	76,101	77,517
Cash Payments from Operating Activities
Payments for Employees	-28,145	-28,206	-29,806	-30,719	-31,660
Payments for Superannuation	-3,489	-3,527	-3,703	-3,880	-4,058
Payments for Goods and Services	-16,453	-16,866	-17,156	-17,766	-18,048
Grants and Subsidies Paid	-9,449	-9,333	-9,110	-9,817	-9,421
Interest Paid	-1,688	-1,706	-1,711	-1,712	-1,687
Other Payments	-3,140	-3,343	-3,050	-3,112	-3,074
Total Cash Payments from Operating Activities	-62,363	-62,980	-64,536	-67,008	-67,948
Net Cash Flows from Operating Activities	6,705	7,124	8,672	9,094	9,569
Net Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	482	460	529	364	478
Purchases of Non-Financial Assets	-10,069	-10,067	-9,539	-9,729	-9,443
Net Cash Flows from Investments in Non-Financial Assets	-9,587	-9,606	-9,010	-9,365	-8,965
Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	311	1,246	196	193	202
Payments	-1,321	-1,416	-1,359	-1,088	-278
Net Cash Flows from Investments in Financial Assets for Policy Purposes	-1,009	-171	-1,163	-895	-76
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	260	1,289	1,077	1,174	491
Payments for Purchases of Investments	-547	-795	-551	-541	-553
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	-288	494	526	633	-62
Net Cash Flows from Investing Activities	-10,884	-9,283	-9,647	-9,627	-9,103
Cash Flows from Financing Activities
Advances Received	87	171	77	3	3
Advances Repaid	-61	-61	-53	-102	-103
Proceeds from Borrowings	1,107	1,202	613	637	623
Repayments of Borrowings	-594	-593	-464	-526	-824
Deposits Received (net)	-9	-9	-4	-0	-0
Other Financing (net)	—	-2	—	—	—
Net Cash Flows from Financing Activities	529	709	169	12	-300
Net Increase/(Decrease) in Cash Held	-3,650	-1,450	-806	-522	166

Estimated Financial Statements reviewed by the Auditor-General	Page 47

Table C.3: General Government Sector Cash Flow Statement (cont)

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Derivation of Cash Result
Net Cash Flows from Operating Activities	6,705	7,124	8,672	9,094	9,569
Net Cash Flows from Investments in Non-Financial Assets	-9,587	-9,606	-9,010	-9,365	-8,965

Cash Surplus/(Deficit)	-2,882	-2,482	-338	-272	604

Table C.4: Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	-2,882	-2,482	-338	-272	604
Assets Acquired under Finance Leases	-113	-113	-113	-108	-110
Other Financing Arrangements(a)	-21	-9	95	55	53

ABS GFS Surplus/(Deficit)	-3,016	-2,604	-356	-324	546

(a)	Comprises movements in payables and receivables of a capital nature.

End of Reviewed Estimated Financial Statements

Page 48	Estimated Financial Statements reviewed by the Auditor-General

Table C.5: Public Non-Financial Corporation Sector Operating Statement

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation
Grants and Subsidies	—	—	—	—	—
- Commonwealth General Purpose	—	—	—	—	—
- Commonwealth Specific Purpose Payments	21	8	24	0	12
- Commonwealth National Partnership Payments	—	—	—	—	—
- Other Grants and Subsidies	3,010	3,166	3,522	4,497	4,238
Sale of Goods and Services	13,396	12,385	12,669	12,752	13,123
Interest	81	103	96	111	105
Dividend and Income Tax Equivalents from Other Sectors	—	—	—	—	—
Other Dividends and Distributions	—	—	—	6	—
Fines, Regulatory Fees and Other	2,882	2,938	3,013	2,929	3,173

Total Revenues from Transactions	19,390	18,600	19,323	20,295	20,652

Expenses from Transactions
Employee	3,615	3,431	3,463	3,492	3,479
Superannuation
- Superannuation Interest Cost	69	90	82	73	63
- Other Superannuation	338	317	339	328	321
Depreciation and Amortisation	3,617	3,467	3,655	3,793	4,018
Interest	2,176	1,923	2,080	2,248	2,364
Income Tax Expense	534	534	378	313	316
Other Property	—	—	—	—	—
Other Operating	7,150	6,624	6,502	6,313	6,216
Grants and Subsidies
- Current Grants and Subsidies	312	310	312	312	262
- Capital Grants	48	114	1	76	3

Total Expenses from Transactions	17,860	16,810	16,811	16,949	17,041

Transactions from Discontinuing Operations	—	24	—	—	—

NET OPERATING BALANCE—SURPLUS AFTER TAX	1,530	1,814	2,512	3,347	3,611

2014-15 Half-Yearly Review	Page 49

Table C.5: Public Non-Financial Corporation Sector Operating Statement (cont)

		2014-15	2014-15	2015-16	2016-17	2017-18
		Budget	Revised	Forward Estimates
		$m	$m	$m	$m	$m
	Other Economic Flows—Included in the Operating Result
	Gain/(Loss) from Superannuation	—	—	—	—	—
	Gain/(Loss) from Other Liabilities	—	—	—	—	—
	Other Net Gains/(Losses)	340	166	280	101	-1
	Share of Earnings from Associates (excluding Dividends)	—	—	—	—	—
	Dividends from Asset Sale Proceeds	—	—	—	—	—
	Deferred Income Tax from Other Sectors	—	—	—	—	—
	Other	-11	-44	-28	-19	-25
	Discontinuing Operations—Other Economic Flows	—	-65	—	—	—
	Other Economic Flows—Included in the Operating Result	329	57	253	82	-25
	Operating Result	1,859	1,871	2,765	3,429	3,586
	Other Economic Flows—Other Comprehensive Income
	Items that will not be Reclassified to the Operating Result
	Superannuation Actuarial Gains/(Loss)	752	379	593	543	310
	Deferred Tax Direct to Equity	-138	-41	-82	-89	-85
	Revaluations	2,883	3,446	3,414	2,807	2,979
	Share of Earnings from Associates from Revaluations	—	—	—	—	—
	Items that may be Reclassified Subsequently to the Operating Result
	Net Gain/(Loss) on Equity Investments in Other Sectors	—	—	—	—	—
	Net Gain/(Loss) on Equity Investments in Other Sectors Discontinued	—	—	—	—	—
	Net Gain/(Loss) on Financial Instruments at Fair Value	—	-4	—	—	—
	Other	1,099	159	13	12
	Other Economic Flows—Other Comprehensive Income	4,597	3,939	3,938	3,273	3,204
	Comprehensive Result—Total Change in Net Worth	6,455	5,810	6,703	6,702	6,790
	Key Fiscal Aggregates
	Comprehensive Result—Total Change in Net Worth	6,455	5,810	6,703	6,702	6,790
Less:	Net Other Economic Flows	-4,926	-3,996	-4,191	-3,356	-3,179
Equals:	Net Operating Balance—Surplus After Tax	1,530	1,814	2,512	3,347	3,611
Less:	Net Acquisition of Non-Financial Assets
	Purchases of Non-Financial Assets	4,844	4,579	5,827	5,702	5,483
	Sales of Non-Financial Assets	-460	-399	-653	-483	-382
	Less: Depreciation	-3,617	-3,467	-3,655	-3,793	-4,018
	Plus : Change in Inventories	104	-51	-64	-118	-13
	Plus : Other Movements in Non-Financial Assets
	- Assets Acquired Using Finance Leases	—	—	—	1,570	—
	- Other	2,436	2,410	2,579	2,404	2,700
Equals:	Total Net Acquisition of Non-Financial Assets	3,307	3,072	4,035	5,283	3,770
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	-1,777	-1,259	-1,523	-1,936	-159

	OTHER AGGREGATES
	Capital Expenditure (a)	4,844	4,579	5,827	7,272	5,483
	Dividends Accrued (b)	1,698	1,798	988	871	709

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.
(b)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and therefore does not fully reflect the sector’s call on the financial markets.

Page 50	2014-15 Half-Yearly Review

Table C.6: Public Non-Financial Corporation Sector Balance Sheet

	June 2015	June 2015	June 2016	June 2017	June 2018
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	2,101	832	912	1,127	1,239
Receivables	2,101	1,967	1,978	1,976	2,023
Tax Equivalents Receivable	109	33	73	150	290
Investments, Loans and Placements
Financial Assets at Fair Value	311	268	73	104	119
Other Financial Assets	760	764	763	757	752
Advances Paid	0	0	0	0	0
Deferred Tax Equivalents Assets	617	499	521	549	546
Equity
Investments in Other Public Sector Entities	—	—	—	—	—
Investments in Other Public Sector—Held for Sale	—	—	—	—	—
Investments in Associates	—	—	—	—	—
Other Financial Assets	2	2	2	2	2
Total Financial Assets	6,001	4,367	4,322	4,665	4,970
Non-Financial Assets
Inventories	1,149	853	772	653	640
Forestry Stock and Other Biological Assets	708	782	782	782	782
Assets Classified as Held for Sale	48	144	60	48	32
Investment Properties	408	515	446	406	424
Property, Plant and Equipment
Land and Buildings	55,615	55,000	56,954	60,159	61,992
Plant and Equipment	6,305	6,484	6,387	6,239	6,055
Infrastructure Systems	73,738	71,566	77,283	82,427	87,536
Intangibles	1,471	1,525	1,495	1,458	1,377
Other Non-Financial Assets	228	236	240	245	251
Total Non-Financial Assets	139,669	137,105	144,420	152,418	159,088

Total Assets	145,671	141,472	148,742	157,082	164,058

Liabilities
Deposits Held	93	41	31	32	26
Payables	2,699	2,708	2,993	3,037	3,147
Tax Equivalent Payables	74	67	—	—	—
Liabilities Directly Associated with Assets Held for Sale	3	—	—	—	—
Borrowings and Derivatives at Fair Value	152	187	25	25	25
Borrowings at Amortised Cost	35,916	34,367	37,221	40,372	41,730
Advances Received	432	432	404	389	374
Employee Provisions	2,041	1,917	1,906	1,885	1,897
Superannuation Provisions(a)	1,930	2,342	1,822	1,328	1,044
Deferred Tax Equivalent Provisions	5,409	4,717	4,808	4,909	5,015
Other Provisions	2,519	2,570	1,683	1,436	1,059
Other Liabilities	246	173	207	198	189

Total Liabilities	51,515	49,521	51,101	53,611	54,506

NET ASSETS	94,156	91,950	97,640	103,471	109,552

NET WORTH
Accumulated Funds	44,859	43,874	46,226	49,332	52,513
Reserves	49,297	48,076	51,415	54,139	57,040

TOTAL NET WORTH	94,156	91,950	97,640	103,471	109,552

OTHER KEY AGGREGATES
Net Financial Worth	-45,514	-45,155	-46,780	-48,947	-49,536
Net Debt(b)	33,422	33,162	35,934	38,830	40,046
Net Financial Liabilities(c)	45,514	45,155	46,780	48,947	49,536

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, investments, loans and placements and advances paid.
(c)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.

2014-15 Half-Yearly Review	Page 51

Table C.7: Public Non-Financial Corporation Sector Cash Flow Statement

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	—	—	—	—	—
Receipts from Sales of Goods and Services	13,887	13,075	13,092	12,980	13,176
Grants and Subsidies Received	3,031	3,174	3,546	4,497	4,250
Interest Receipts	79	99	90	105	99
Dividends and Income Tax Equivalents	—	5	-36	-114	-140
Other Receipts	1,960	1,886	1,904	1,933	1,954
Total Cash Receipts from Operating Activities	18,956	18,240	18,597	19,401	19,340
Cash Payments from Operating Activities
Payments for Employees	-3,783	-3,699	-3,641	-3,680	-3,634
Payments for Superannuation	-376	-388	-348	-352	-359
Payments for Goods and Services	-7,020	-7,039	-6,093	-5,993	-5,948
Grants and Subsidies Paid	-312	-310	-313	-319	-265
Interest Paid	-1,958	-1,894	-1,969	-2,128	-2,257
Income Tax Equivalents Paid	-884	-733	-436	-299	-296
Other Payments	-1,646	-1,371	-1,525	-1,462	-1,519
Total Cash Payments from Operating Activities	-15,979	-15,434	-14,326	-14,233	-14,276
Net Cash Flows from Operating Activities	2,977	2,806	4,272	5,168	5,064
Net Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	460	399	653	483	382
Purchases of Non-Financial Assets	-4,817	-4,550	-5,799	-5,748	-5,489
Net Cash Flows from Investments in Non-Financial Assets	-4,357	-4,151	-5,146	-5,265	-5,107
Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	5	785	—	—	—
Payments	-20	-20	-15	-16	-16
Net Cash Flows from Investments in Financial Assets for Policy Purposes	-15	765	-15	-16	-16
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	198	161	90	53	57
Payments for Purchases of Investments	-22	-22	-28	-56	-45
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	176	139	63	-3	12
Net Cash Flows from Investing Activities	-4,196	-3,247	-5,099	-5,283	-5,111
Cash Flows from Financing Activities
Advances Received	1,099	159	13	12
Advances Repaid	-223	-450	-94	-31	-31
Proceeds from Borrowings	4,023	3,098	3,251	1,872	1,759
Repayments of Borrowings	-1,432	-1,732	-456	-479	-499
Dividends Paid	-1,308	-1,282	-1,798	-1,129	-1,055
Deposits Received (net)	-8	-13	-9	0	-6
Other Financing (net)	—	—	—	—	—
Net Cash Flows from Financing Activities	2,152	-220	907	246	169
Net Increase/(Decrease) in Cash Held	933	-661	80	130	122

Page 52	2014-15 Half-Yearly Review

Table C.7: Public Non-Financial Corporation Sector Cash Flow Statement (cont)

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Derivation of Cash Result
Net Cash Flows from Operating Activities	2,977	2,806	4,272	5,168	5,064
Net Cash Flows from Investments in Non-Financial Assets	-4,357	-4,151	-5,146	-5,265	-5,107
Dividends Paid	-1,308	-1,282	-1,798	-1,129	-1,055

Cash Surplus/(Deficit)	-2,688	-2,628	-2,672	-1,226	-1,098

Table C.8: Derivation of ABS GFS Public Non-Financial Corporation Sector Cash Surplus/(Deficit)

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	-2,688	-2,628	-2,672	-1,226	-1,098
Assets Acquired under Finance Leases	—	—	—	-1,570	—
Other Financing Arrangements(a)	-26	-29	-28	46	6

ABS GFS Surplus/(Deficit)	-2,714	-2,657	-2,701	-2,751	-1,092

(a)	Comprises movements in payables and receivables of a capital nature.

2014-15 Half-Yearly Review	Page 53

Table C.9: Non-Financial Public Sector Operating Statement

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Revenue from Transactions
Taxation	24,639	25,118	26,358	27,365	28,892
Grants and Subsidies
- Commonwealth General Purpose	16,810	16,948	17,717	18,367	18,988
- Commonwealth Specific Purpose Payments	7,851	7,948	8,508	9,267	9,770
- Commonwealth National Partnership Payments	2,632	2,592	2,675	3,447	2,281
- Other Grants and Subsidies	552	830	1,702	2,047	1,701
Sale of Goods and Services	18,168	16,972	17,647	17,980	18,401
Interest	545	647	588	616	588
Dividend and Income Tax Equivalents from Other Sectors	104	104	78	81	83
Other Dividends and Distributions	370	382	426	464	484
Fines, Regulatory Fees and Other	4,689	4,658	4,678	4,894	5,146

Total Revenues from Transactions	76,360	76,199	80,378	84,528	86,335

Expenses from Transactions
Employee	31,331	31,054	32,186	33,701	34,622
Superannuation
- Superannuation Interest Cost	1,555	1,788	1,764	1,730	1,667
- Other Superannuation	3,036	3,189	3,140	3,115	3,097
Depreciation and Amortisation	7,860	7,687	8,094	8,394	8,791
Interest	4,396	4,146	4,337	4,539	4,704
Income Tax Expense	—	—	—	—	—
Other Property	—	—	—	—	—
Other Operating	20,118	19,601	20,175	20,373	20,656
Grants and Subsidies
- Current Grants and Subsidies	7,774	7,679	8,090	8,386	8,237
- Capital Grants	741	793	665	720	621

Total Expenses from Transactions	76,811	75,936	78,452	80,957	82,394

Transactions from Discontinuing Operations	—	26	—	—	—

NET OPERATING BALANCE—SURPLUS/(DEFICIT)	-451	289	1,926	3,571	3,941

Page 54	2014-15 Half-Yearly Review

Table C.9: Non-Financial Public Sector Operating Statement (cont)

		2014-15	2014-15	2015-16	2016-17	2017-18
		Budget	Revised	Forward Estimates
		$m	$m	$m	$m	$m
	Other Economic Flows—Included in the Operating Result
	Gain/(Loss) from Superannuation	—	—	—	—	—
	Gain/(Loss) from Other Liabilities	312	229	218	208	99
	Other Net Gains/(Losses)	311	129	454	232	165
	Share of Earnings from Associates (excluding Dividends)	-22	-22	-19	-17	-23
	Dividends from Asset Sale Proceeds	—	—	—	—	—
	Deferred Income Tax from Other Sectors	—	—	—	—	—
	Other	-39	-37	-37	-38	-39
	Discontinuing Operations—Other Economic Flows	—	1
	Other Economic Flows—Included in the Operating Result	563	301	616	385	202
	Operating Result	112	590	2,541	3,956	4,143
	Other Economic Flows—Other Comprehensive Income
	Items that will not be Reclassified to the Operating Result
	Superannuation Actuarial Gain/(Loss)	7,705	7,372	6,570	5,804	3,278
	Deferred Tax Direct to Equity	—	-0	—	—	—
	Revaluations	6,345	7,147	6,713	6,250	6,250
	Share of Earnings from Associates from Revaluations	—	—	—	—	—
	Items that may be Reclassified Subsequently to the Operating Result
	Net Gain/(Loss) on Equity Investments in Other Sectors	2,199	3,255	2,229	1,205	-281
	Net Gain/(Loss) on Equity Investments in Other Sectors
	Discontinued	—	—	—	—	—
	Net Gain/(Loss) on Financial Instruments at Fair Value	—	-4	—	—	—
	Other	-101	-1,110	-1,129	-972	-126
	Other Economic Flows—Other Comprehensive Income	16,148	16,660	14,384	12,286	9,121
	Comprehensive Result—Total Change in Net Worth	16,260	17,250	16,925	16,243	13,263
	Key Fiscal Aggregates
	Comprehensive Result—Total Change in Net Worth	16,260	17,250	16,925	16,243	13,263
Less:	Net Other Economic Flows	-16,711	-16,961	-14,999	-12,671	-9,323
Equals:	Net Operating Balance	-451	289	1,926	3,571	3,941
Less:	Net Acquisition of Non-Financial Assets
	Purchases of Non-Financial Assets	14,926	14,661	15,262	15,367	14,864
	Sales of Non-Financial Assets	-942	-874	-1,181	-847	-860
	Less: Depreciation	-7,860	-7,687	-8,094	-8,394	-8,791
	Plus : Change in Inventories	109	-46	-64	-116	-12
	Plus : Other Movements in Non-Financial Assets
	- Assets Acquired Using Finance Leases	113	113	113	1,679	110
	- Other	388	412	403	347	437
Equals:	Total Net Acquisition of Non-Financial Assets	6,733	6,579	6,438	8,036	5,749
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	-7,184	-6,290	-4,512	-4,465	-1,808

	OTHER AGGREGATES
	Capital Expenditure (a)	15,038	14,773	15,375	17,045	14,975

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

2014-15 Half-Yearly Review	Page 55

Table C.10: Non-Financial Public Sector Balance Sheet

	June 2015	June 2015	June 2016	June 2017	June 2018
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Assets
Financial Assets
Cash and Cash Equivalent Assets	10,647	9,222	8,494	8,239	8,593
Receivables	5,949	6,195	6,059	5,994	5,967
Tax Equivalents Receivable	—	—	—	—	—
Investments, Loans and Placements
Financial Assets at Fair Value	10,718	10,803	11,032	11,399	11,966
Other Financial Assets	818	3,922	3,473	2,946	2,987
Advances Paid	597	697	802	839	820
Deferred Tax Equivalents Assets	1	1	1	1	1
Equity
Investments in Other Public Sector Entities	-433	-902	1,327	2,532	2,251
Investments in Other Public Sector—Held for Sale	—	—	—	—	—
Investments in Associates	4,257	4,019	4,000	3,983	3,960
Other Financial Assets	12	12	12	13	13
Total Financial Assets	32,567	33,968	35,201	35,945	36,557
Non-Financial Assets
Inventories	1,401	1,106	1,025	909	897
Forestry Stock and Other Biological Assets	715	790	790	790	790
Assets Classified as Held for Sale	193	258	93	101	66
Investment Properties	534	652	583	543	561
Property, Plant and Equipment
Land and Buildings	120,007	120,757	123,737	127,057	129,049
Plant and Equipment	16,111	16,086	16,029	15,836	15,447
Infrastructure Systems	152,500	150,388	160,265	170,990	180,956
Intangibles	4,207	4,215	4,213	4,039	3,761
Other Non-Financial Assets	2,762	2,713	3,137	3,614	4,059
Total Non-Financial Assets	298,430	296,964	309,873	323,878	335,583

Total Assets	330,997	330,932	345,073	359,823	372,140

Liabilities
Deposits Held	200	150	137	137	131
Payables	6,584	7,027	6,883	6,936	7,090
Tax Equivalent Payables	—	—	—	—	—
Liabilities Directly Associated with Assets Held for Sale	3	—	—	—	—
Borrowings and Derivatives at Fair Value	160	198	34	32	31
Borrowings at Amortised Cost	67,438	65,839	69,070	72,631	74,128
Advances Received	768	927	979	908	801
Employee Provisions	15,536	16,236	16,106	16,073	16,207
Superannuation Provisions(a)	33,099	44,729	39,013	33,822	30,891
Deferred Tax Equivalent Provisions	3	4	4	4	4
Other Provisions	8,293	8,495	8,565	8,815	9,155
Other Liabilities	1,882	2,108	2,139	2,075	2,047

Total Liabilities	133,967	145,713	142,929	141,433	140,485

NET ASSETS	197,030	185,219	202,144	218,389	231,655

NET WORTH
Accumulated Funds	77,571	67,563	75,672	84,588	92,011
Reserves	119,459	117,656	126,472	133,801	139,644

TOTAL NET WORTH	197,030	185,219	202,144	218,389	231,655

OTHER KEY AGGREGATES
Net Financial Worth	-101,399	-111,745	-107,729	-105,489	-103,928
Net Debt (b)	45,786	42,470	46,419	50,286	50,725
Net Financial Liabilities (c)	100,967	110,842	109,056	108,020	106,178

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.
(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, investments, loans and placements and advances paid.
(c)	Net financial liabilities equals total liabilities less financial assets excluding equity investments in other public sector entities.

Page 56	2014-15 Half-Yearly Review

Table C.11: Non-Financial Public Sector Cash Flow Statement

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Receipts from Operating Activities
Taxes Received	24,556	25,173	26,422	27,428	28,957
Receipts from Sales of Goods and Services	19,293	18,344	18,699	18,779	19,069
Grants and Subsidies Received	27,902	28,328	30,552	33,110	32,941
Interest Receipts	532	633	573	600	554
Dividends and Income Tax Equivalents	81	91	103	79	82
Other Receipts	8,040	8,236	8,088	8,318	8,370
Total Operating Receipts	80,404	80,806	84,438	88,314	89,972
Cash Payments from Operating Activities
Payments for Employees	-31,127	-31,131	-32,601	-33,544	-34,422
Payments for Superannuation	-3,865	-3,916	-4,051	-4,233	-4,417
Payments for Goods and Services	-22,120	-22,468	-21,834	-22,220	-22,503
Grants and Subsidies Paid	-6,469	-6,368	-6,640	-6,755	-6,453
Interest Paid	-3,582	-3,538	-3,619	-3,781	-3,887
Other Payments	-4,877	-4,621	-4,557	-4,661	-4,723
Total Operating Payments	-72,039	-72,041	-73,302	-75,193	-76,404
Net Cash Flows from Operating Activities	8,365	8,764	11,136	13,120	13,568
Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	942	859	1,181	847	860
Purchases of Non-Financial Assets	-14,878	-14,607	-15,329	-15,466	-14,923
Net Cash Flows from Investments in Non-Financial Assets	-13,936	-13,748	-14,147	-14,619	-14,063
Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	94	1,486	128	163	171
Payments	-241	-1,277	-1,361	-1,091	-294
Net Cash Flows from Investments in Financial Assets for Policy Purposes	-147	209	-1,234	-928	-122
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	424	1,416	1,129	1,185	506
Payments for Purchases of Investments	-569	-816	-578	-597	-598
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	-146	599	551	588	-92
Net Cash Flows from Investing Activities	-14,229	-12,940	-14,830	-14,959	-14,277
Cash Flows from Financing Activities
Advances Received	87	171	77	3	3
Advances Repaid	-61	-61	-53	-102	-103
Proceeds from Borrowings	5,130	4,363	3,838	2,509	2,383
Repayments of Borrowings	-1,992	-2,291	-882	-963	-1,281
Deposits Received (net)	-17	-22	-14	0	-6
Other Financing (net)	—	-30	—	—	—
Net Cash Flows from Financing Activities	3,146	2,131	2,967	1,447	996
Net Increase/(Decrease) in Cash Held	-2,717	-2,045	-727	-392	287

2014-15 Half-Yearly Review	Page 57

Table C.11: Non-Financial Public Sector Cash Flow Statement (cont)

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Derivation of Cash Result
Net Cash Flows from Operating Activities	8,365	8,764	11,136	13,120	13,568
Net Cash Flows from Investments in Non-Financial Assets	-13,936	-13,748	-14,147	-14,619	-14,063

Cash Surplus/(Deficit)	-5,570	-4,984	-3,012	-1,499	-495

Table C.12: Derivation of ABS GFS Non-Financial Public Sector Cash Surplus/(Deficit)

	2014-15	2014-15	2015-16	2016-17	2017-18
	Budget	Revised	Forward Estimates
	$m	$m	$m	$m	$m
Cash Surplus/(Deficit)	-5,570	-4,984	-3,012	-1,499	-495
Assets Acquired under Finance Leases	-113	-113	-113	-1,679	-110
Other Financing Arrangements(a)	-48	-38	67	99	59

ABS GFS Surplus/(Deficit)	-5,731	-5,135	-3,057	-3,078	-546

(a)	Comprises movements in payables and receivables of a capital nature.

Page 58	2014-15 Half-Yearly Review

C.2 Loan Council Allocation

Table C.13 presents the Budget estimates of the State’s Loan Council Allocation (LCA) for 2014-15 and a revised estimate taking into account recent fiscal and economic developments.

Overall, the LCA for 2014-15 is estimated to be $5.9 billion. This is a reduction of $0.9 billion on the Budget estimate of $6.7 billion. The variance is within the tolerance limit of $1.6 billion set by the Loan Council. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.

The variance is largely due to:

•	a $0.4 billion decrease in the general government cash deficit largely relating to changes in net cash flows of operating activities associated with changes in the Budget Result

•	the $0.4 billion improvement in net cash flows from investments in financial assets for policy purposes is largely related to proceeds from the sale of Macquarie Generation and Green State Power ($1.4 billion), offset by a reduction in expenses due the reclassification of the Sydney Motorway Corporation from the public non-financial corporation (PTE) to the public financial corporation (PFE) sector following the ABS determination of the entity classification for Westconnex ($1 billion).

Table C.13: Loan Council Allocation Estimates(a)

	2013-14 Actual	2014-15	2014-15
		Budget-time	Half-Yearly
		Estimate	Estimate
	$m	$m	$m
General Government Sector Cash Deficit/(Surplus)	-1,656	2,882	2,482
Public Non-Financial Corporations Sector Cash Deficit/(Surplus)	1,875	2,688	2,628
Non-Financial Public Sector Cash Deficit/(Surplus)(b)	256	5,570	4,984
Acquisitions Under Finance Leases and Similar Arrangements(c)	1,109	160	151
Equals: ABS GFS Cash Deficit/(Surplus)	1,365	5,731	5,135
Net Cash Flows From Investments in Financial Assets For Policy
Minus: Purposes(d)	2,513	-147	209
Plus: Memorandum Items(e)	-208	864	944

Loan Council Allocation	-1,356	6,742	5,870

Budget Tolerance Limit - (+/- 2% Cash Receipts NFPS)		1,608

(a)	Cash surplus/deficits and finance leases are displayed with the opposite sign to that under which they are reported in cash flow statements. That is, a surplus is displayed as a negative number.
(b)	The non-financial public sector cash surplus/(deficit) may not directly equate to the sum of the general government and public non-financial corporation sectors’ cash deficits due to intersectoral transfers which are netted out.
(c)	Finance leases and similar arrangements are shown separately as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.
(d)	Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as reported in cash flow statements.
(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases, that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that the Loan Council has agreed should not be included in LCAs – for example, the funding of more than an employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as universities.

2014-15 Half-Yearly Review	Page 59

Public private partnerships

As approved at the 1997 Loan Council Meeting, States are to report their full contingent exposure to public private partnerships (PPPs) for new contracts entered into, that have not previously been reported. Exposure is to be measured by the Government’s termination liabilities in a case of private sector default, and disclosed as a footnote to, rather than a component of, LCAs.

Information on social infrastructure PPPs and other capital expenditure which is generally reported on the State’s balance sheet is reported within the LCA.

Therefore, only new toll road PPPs, which are generally off-balance sheet, are reported below as Memo items.

Contracts expected to be entered into in 2014-15

NorthConnex

The NSW Government together with Transurban and the M7 Westlink Shareholders (the Project Sponsors) are planning to build, operate and maintain a tolled motorway linking the M1 Pacific Motorway at Wahroonga to the Hills M2 Motorway at West Pennant Hills – called NorthConnex. The proposed motorway would be a nine kilometre tunnel.

The $3 billion project, consisting of design and construction costs, project delivery and land costs, will be funded through toll charges, with a contribution from the NSW and Commonwealth Governments of up to $405 million each.

The project is being developed and assessed consistent with the Government’s Unsolicited Proposals Guide for Submission and Assessment, February 2014.

Contract execution is expected to occur by December 2014. It is expected that the tunnel would be opened to traffic in late 2019.

Expected Government Contingent Liability	Nil

WestConnex Stage 1 (M4 Widening and East)

The NSW Government together with the Sydney Motorway Corporation Pty Ltd and its subsidiaries are planning to design, construct, manage and/or operate the widened M4 Motorway between Parramatta and Concord and the M4 East tunnel from Homebush Bay to Parramatta Road (together, Stage 1).

Stage 1 will be tolled and is estimated to cost $3.4—$3.6 billion.

Contract execution for the M4 widening is expected to occur by December 2014. It is expected that the widened M4 will be opened to traffic in 2017.

Contract execution for the M4 East is expected to occur by June 2015. It is expected that the M4 East will be opened to traffic in 2019.

Expected Government Contingent Liability	Nil

Page 60	2014-15 Half-Yearly Review

Appendix D: Variations on Year to Date

Revised 2014-15 Budget

The revised Budget Result expected for 2014-15 is a surplus of $272 million compared to a forecast deficit of $283 million at the time of the 2014-15 Budget.

Total revenue is estimated to be $67.9 billion, which is $745 million or 1.1 per cent higher than the Budget estimate of $67.1 billion.

Total expenses are estimated to be $67.6 billion, which is $190 million or 0.3 per cent higher than the Budget estimate of $67.4 billion.

Operating Statement (Four Months to 31 October 2014)

The Government has received higher-than-forecast taxation receipts in the four months to October 2014. This is primarily due to stamp duty from continued property market strength and the sale of Macquarie Generation. Offsetting this has been lower payroll tax from softer labour market conditions that started to emerge in June 2014.

Stronger market conditions and lower operating expenses are delivering increased dividends in the water and energy sectors respectively. Weakness in the export coal market delivered lower-than-forecast royalties. Consistent with the Total State Sector Accounts (TSSA), superannuation costs are higher mainly due to the application of the revised AASB 119 Standard for the gross-up of superannuation liabilities for contributions tax. The remaining change is mainly due to an increase in the Superannuation Contribution Guarantee and a change in the discount rate used to determine expenses. Modest new policy decisions and the net impact of changes in the expected timing of recurrent expenses between 2013-14 and 2014-15 represent approximately 0.9 per cent change.

Balance Sheet (as at 31 October 2014)

The proceeds of the sale of Macquarie Generation and Green State Power have increased cash and lowered investment in other public sector entities respectively. Reclassification of term deposits from cash to other financial assets has increased investments, loans and placements. Year-end revaluations driven by changes in expected asset useful life from additional maintenance have increased the value of land and building assets.

Superannuation liabilities are higher as the value of reported defined benefit liabilities is affected by the discount rate used to value accrued entitlements in today’s terms and the application of AASB 119. The Government continues to be on track to fully fund superannuation liabilities by 2030.

Cash Flow Statement

The improvement in the cash position is primarily driven by asset sales and leases, and increased stamp duty.

2014-15 Half-Yearly Review	Page 61

Table D.1: General Government Sector Operating Statement

						4 Months to
	2013-14	—— 2014-15 ——				31/10/2014
	Actual	Budget	Revised	Variance	Variance	Actual
	$m	$m	$m	$m	%	$m
Revenue from Transactions
Taxation	24,295	25,489	25,923	433	1.7	8,163
Grants and Subsidies
- Commonwealth General Purpose	15,894	16,810	16,948	138	0.8	5,586
- Commonwealth Specific Purpose Payments	7,449	7,829	7,943	114	1.5	2,667
- Commonwealth National Partnership Payments	3,963	2,632	2,592	-40	-1.5	228
- Other Grants and Subsidies	1,026	1,029	1,027	-2	-0.2	405
Sale of Goods and Services	5,677	6,094	6,099	5	0.1	2,054
Interest	609	543	623	80	14.8	215
Dividend and Income Tax Equivalents from Other Sectors	2,260	2,336	2,436	100	4.3	790
Other Dividends and Distributions	700	370	382	11	3.0	46
Fines, Regulatory Fees and Other	4,133	3,981	3,886	-95	-2.4	1,246
Total Revenue from Transactions	66,005	67,113	67,858	745	1.1	21,400
Expenses from Transactions
Employee	27,056	28,351	28,310	-41	-0.1	9,327
Superannuation
- Superannuation Interest Cost	1,762	1,487	1,698	211	14.2	574
- Other Superannuation	2,694	2,698	2,872	174	6.4	943
Depreciation and Amortisation	3,954	4,242	4,220	-23	-0.5	1,361
Interest	2,249	2,298	2,303	4	0.2	725
Other Property	—	—	—	—	—	—
Other Operating	14,345	14,620	14,606	-14	-0.1	4,516
Grants and Subsidies
- Current Grants and Subsidies	9,644	10,426	10,316	-110	-1.1	3,595
- Capital Grants	3,052	3,274	3,261	-13	-0.4	788
Total Expenses from Transactions	64,757	67,396	67,586	190	0.3	21,829
Transactions from Discontinuing Operations	—	—	—	—	—	—

BUDGET RESULT - SURPLUS/(DEFICIT) [Net Operating Result]	1,247	-283	272	555	-196.3	-429

Page 62	2014-15 Half-Yearly Review

Table D.1: General Government Sector Operating Statement (cont)

							4 Months to
		2013-14	—— 2014-15 ——				31/10/2014
		Actual	Budget	Revised	Variance	Variance	Actual
		$m	$m	$m	$m	%	$m
	Other Economic Flows—Included in the Operating Result
	Gain/(Loss) from Superannuation	—	—	—	—	—	—
	Gain/(Loss) from Other Liabilities	-689	312	229	-83	-26.7	0
	Other Net Gains/(Losses)	285	-29	30	59	-204.6	307
	Share of Earnings from Associates (excluding Dividends)	118	-22	-22	—	—	—
	Dividends from Asset Sale Proceeds	—	175	143	-31	-18.0	—
	Deferred Income Tax from Other Sectors	-458	145	82	-63	-43.3	-3
	Other	-42	-35	-35	-0	0.9	-2
	Discontinuing Operations—Other
	Economic Flows	—	—	—	—	—	—
	Other Economic Flows—Included in the Operating Result	-785	547	428	-119	-21.8	303
	Operating Result	462	264	700	436	165.3	-126
	Other Economic Flows—Other Comprehensive Income
	Items that will not be Reclassified to the Operating Result
	Superannuation Actuarial Gain/(Loss)	-83	6,952	6,993	41	0.6	2,300
	Deferred Tax Direct to Equity	—	—	—	—	—	—
	Revaluations	3,790	3,462	3,701	239	6.9	-4
	Share of Earnings from Associates from Revaluations	-401
	Items that may be Reclassified Subsequently to the Operating Result
	Net Gain/(Loss) on Equity Investments in Other Sectors	3,978	6,769	7,241	472	7.0	2,852
	Net Gain/(Loss) on Equity Investments in Other Sectors
	Discontinued	148	—	—	—	—	—
	Net Gain/(Loss) on Financial Instruments at Fair Value	-3	—	—	—	—	-1
	Other	-21	-1,200	-1,269	-68	5.7	-601
	Other Economic Flows—Other Comprehensive Income	7,408	15,984	16,666	683	4.3	4,547
	Comprehensive Result—Total Change in Net Worth	7,870	16,247	17,366	1,119	6.9	4,420
	Key Fiscal Aggregates
	Comprehensive Result—Total Change in Net Worth	7,870	16,247	17,366	1,119	6.9	4,420
less:	Net Other Economic Flows	-6,623	-16,530	-17,094	-564	3.4	-4,849
Equals:	Budget Result—Net Operating Balance	1,247	-283	272	555	-196.3	-429
Less:	Net Acquisition of Non-Financial Assets
	Purchases of Non-Financial Assets	8,432	10,091	10,091	0	0.0	2,680
	Sales of Non-Financial Assets	-517	-482	-476	6	-1.3	-89
	Less: Depreciation	-3,954	-4,242	-4,220	23	-0.5	-1,361
	Plus : Change in Inventories	-25	4	5	1	25.6	-11
	Plus : Other Movements in Non-Financial Assets
	- Assets Acquired Using Finance Leases	114	113	113	—	—	38
	- Other	-1,567	-2,049	-1,998	51	-2.5	-517
Equals:	Total Net Acquisition of Non-Financial Assets	2,484	3,434	3,515	81	2.4	740
Equals:	Net Lending/(Borrowing) [Fiscal Balance]	-1,236	-3,717	-3,243	474	-12.8	-1,169

	OTHER AGGREGATES
	Capital Expenditure	8,546	10,203	10,203	0	0.0	2,718

2014-15 Half-Yearly Review	Page 63

Table D.2: General Government Sector Balance Sheet

	June 2014	—— June 2015 ——				October 2014
	Actual	Budget	Revised	Variance	Variance	Actual
	$m	$m	$m	$m	%	$m
ASSETS
Financial Assets
Cash and Cash Equivalent Assets	9,966	8,546	8,390	-156	-1.8	8,406
Receivables	6,833	6,791	7,261	470	6.9	6,179
Tax Equivalents Receivable	206	81	71	-10	-12.3	125
Investments, Loans and Placements
Financial Assets at Fair Value	9,562	10,399	10,536	137	1.3	10,062
Other Financial Assets	4,607	537	3,639	3,102	577.5	5,551
Advances Paid	944	1,026	1,126	100	9.7	863
Deferred Tax Equivalents Assets	4,695	5,410	4,719	-692	-12.8	4,647
Equity
Investments in Other Public Sector Entities	84,695	93,723	91,048	-2,675	-2.9	86,841
Investments in Other Public Sector—Held for Sale	—	—	—	—	—	—
Investments in Associates	4,039	4,257	4,019	-238	-5.6	4,040
Other Equity Investments	10	10	10	-0	-3.4	10
Total Financial Assets	125,557	130,781	130,818	37	0.0	126,725
Non-Financial Assets
Inventories	248	252	253	1	0.3	235
Forestry Stock and Other Biological Assets	7	7	7	0	5.5	10
Assets Classified as Held for Sale	106	146	114	-32	-21.8	99
Investment Properties	137	125	137	11	9.1	137
Property, Plant and Equipment
Land and Buildings	64,100	64,392	65,756	1,364	2.1	64,031
Plant and Equipment	9,533	9,806	9,602	-204	-2.1	9,568
Infrastructure Systems	74,239	78,762	78,821	60	0.1	74,885
Intangibles	2,356	2,736	2,690	-45	-1.7	2,454
Other Non-Financial Assets	2,061	2,548	2,500	-48	-1.9	2,238
Total Non-Financial Assets	152,790	158,775	159,881	1,107	0.7	153,655

TOTAL ASSETS	278,346	289,555	290,699	1,144	0.4	280,380

LIABILITIES
Deposits Held	117	106	110	3	3.3	122
Payables	5,553	4,708	5,147	440	9.3	4,518
Tax Equivalent Payables	40	109	33	-76	-69.6	40
Liabilities Directly Associated with Assets Held for Sale	—	—	—	—	—	—
Borrowings and Derivatives at Fair Value	13	8	11	3	36.5	13
Borrowings at Amortised Cost	31,028	31,993	31,954	-39	-0.1	31,199
Advances Received	791	765	924	158	20.7	854
Employee Provisions	14,435	13,542	14,358	817	6.0	14,471
Superannuation Provision	48,262	31,169	42,387	11,218	36.0	46,316
Deferred Tax Equivalent Provision	488	621	504	-117	-18.8	487
Other Provisions	7,934	7,844	8,104	261	3.3	7,901
Other Liabilities	1,918	1,661	1,948	287	17.3	2,247

TOTAL LIABILITIES	110,578	92,525	105,480	12,955	14.0	108,168

NET ASSETS	167,768	197,030	185,219	-11,811	-6.0	172,213
NET WORTH
Accumulated Funds	20,085	37,006	27,679	-9,327	-25.2	22,461
Reserves	147,683	160,024	157,540	-2,484	-1.6	149,752

TOTAL NET WORTH	167,768	197,030	185,219	-11,811	-6.0	172,213

OTHER KEY AGGREGATES
Net Debt	6,869	12,364	9,308	-3,057	-24.7	7,305
Net Financial Liabilities(a)	69,716	55,467	65,710	10,243	18.5	68,284

(a)	Excludes PTE/PFE equity.

Page 64	2014-15 Half-Yearly Review

Table D.3: General Government Sector Cash Flow Statement

						4 Months to
	2013-14	—— 2014-15 ——				31/10/2014
	Actual	Budget	Revised	Variance	Variance	Actual
	$m	$m	$m	$m	%	$m
Cash Receipts from Operating Activities
Taxes Received	24,081	25,359	25,949	590	2.3	8,576
Receipts from Sales of Goods and Services	6,316	6,554	6,587	33	0.5	2,545
Grants and Subsidies Received	28,272	28,324	28,540	216	0.8	8,888
Interest Receipts	550	517	596	78	15.1	175
Dividends and Income Tax Equivalents	2,806	2,171	2,080	-90	-4.2	1,070
Other Receipts	7,441	6,143	6,351	209	3.4	2,536
Total Cash Receipts from Operating Activities	69,467	69,068	70,104	1,036	1.5	23,790
Cash Payments from Operating Activities
Payments for Employees	-26,297	-28,145	-28,206	-60	0.2	-9,510
Payments for Superannuation	-3,392	-3,489	-3,527	-38	1.1	-1,164
Payments for Goods and Services	-15,750	-16,453	-16,866	-413	2.5	-5,689
Grants and Subsidies Paid	-8,556	-9,449	-9,333	116	-1.2	-3,212
Interest Paid	-1,614	-1,688	-1,706	-18	1.0	-594
Other Payments	-4,482	-3,140	-3,343	-204	6.5	-1,583
Total Cash Payments from Operating Activities	-60,090	-62,363	-62,980	-616	1.0	-21,751
Net Cash Flows from Operating Activities	9,376	6,705	7,124	419	6.3	2,039
Net Cash Flows from Investments in Non-Financial Assets
Sales of Non-Financial Assets	605	482	460	-22	-4.5	86
Purchases of Non-Financial Assets	-8,325	-10,069	-10,067	3	-0.0	-2,867
Net Cash Flows from Investments in Non-Financial Assets	-7,720	-9,587	-9,606	-19	0.2	-2,781
Cash Flows from Investments from Financial Assets for Policy Purposes
Receipts	2,875	311	1,246	934	300.0	768
Payments	-305	-1,321	-1,416	-96	7.3	-557
Net Cash Flows from Investments in Financial Assets for Policy Purposes	2,570	-1,009	-171	838	-83.1	211
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes
Receipts from Sale/Maturity of Investments	724	260	1,289	1,029	396.1	123
Payments for Purchases of Investments	-4,984	-547	-795	-247	45.2	-1,144
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	-4,260	-288	494	782	-271.8	-1,020
Net Cash Flows from Investing Activities	-9,410	-10,884	-9,283	1,601	-14.7	-3,591
Cash Flows from Financing Activities
Advances Received	98	87	171	85	97.9	70
Advances Repaid	-54	-61	-61	1	-1.0	-7
Proceeds from Borrowings	2,204	1,107	1,202	94	8.5	275
Repayments of Borrowings	-444	-594	-593	1	-0.2	-234
Deposits Received (net)	-956	-9	-9	1	-7.7	4
Other Financing (net)	15	—	-2	-2	—	-2
Net Cash Flows from Financing Activities	863	529	709	180	34.0	107

Net Increase/(Decrease) in Cash Held	829	-3,650	-1,450	2,200	-60.3	-1,445

2014-15 Half-Yearly Review	Page 65

Table D.3: General Government Sector Cash Flow Statement (cont)

						4 Months to
	2013-14	——2014-15 ——				31/10/2014
	Actual	Budget	Revised	Variance	Variance	Actual
	$m	$m	$m	$m	%	$m
Derivation of Cash Result
Net Cash Flows from Operating Activities	9,376	6,705	7,124	419	6.3	2,039
Net Cash Flows from Investments in Non-Financial Assets	-7,720	-9,587	-9,606	-19	0.2	-2,781

Cash Surplus/(Deficit)	1,656	-2,882	-2,482	400	-13.9	-742

Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)
Cash Surplus/(Deficit)	1,656	-2,882	-2,482	400	-13.9	-742
Assets Acquired under Finance Leases	-114	-113	-113	—	—	-38
Other Financing Arrangements(a)	-195	-21	-9	13	-58.6	190

ABS GFS Surplus/(Deficit)	1,347	-3,016	-2,604	413	-13.7	-590

(a)	Comprises movements in payables and receivables of a capital nature.

Page 66	2014-15 Half-Yearly Review

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